UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.  )

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KULICKE AND SOFFA INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6 Serangoon North, Avenue 5, #03-16, Singapore 554910

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
February 8, 2011

THE ANNUAL MEETING OF SHAREHOLDERS OF KULICKE AND SOFFA INDUSTRIES, INC. (the “Company”) will be held on Tuesday, February 8, 2011, at 4:30 p.m. (Pacific Time) at the Fairmont Newport Beach, 4500 MacArthur Boulevard, Newport Beach, California 92660, for the following purposes:

1.	To elect Mr. Bruno Guilmart and Mr. Barry Waite as directors to serve until the 2015 Annual Meeting;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 1, 2011;
3.	To hold an advisory vote on the overall compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis and the accompanying tabular and narrative disclosure as included herein;
4.	To hold an advisory vote on the frequency of the advisory vote on executive compensation; and
5.	To transact such other business as may properly come before the annual meeting.

The board of directors has fixed the close of business on December 13, 2010 as the record date for the determination of holders of common shares entitled to notice of and to vote at the annual meeting.

All shareholders are cordially invited to attend the annual meeting, but whether or not you expect to attend the annual meeting in person, we encourage you to vote promptly. You may vote your shares using a toll-free telephone number, over the Internet, or, if you request a paper copy of the proxy card, by signing and dating it and returning it promptly. If you attend the annual meeting, you may (but do not have to) revoke your proxy and vote in person.

By Order of the Board of Directors
SUSAN WATERS
Secretary

December 30, 2010

6 Serangoon North, Avenue 5, #03-16, Singapore 554910

PROXY STATEMENT

December 30, 2010

The enclosed proxy is solicited by the board of directors of Kulicke and Soffa Industries, Inc. (the “Company”). As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is making its proxy statement and its 2010 Annual Report to Shareholders (which includes the Company’s Annual Report on Form 10-K) available electronically via the Internet. On December 30, 2010, the Company mailed to its shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and the Company’s annual report and how to vote online. Shareholders who received the Notice will not receive a printed copy of the proxy materials in the mail unless they so request. If you would like to receive a printed copy of the Company’s proxy materials, please follow the instructions included in the Notice.

Voting and Revocability of Proxies

Our board of directors has fixed the close of business on December 13, 2010 as the record date for determining the shareholders entitled to vote at the Company’s 2011 annual meeting of shareholders. As of the record date, there were 70,990,861 of the Company’s common shares outstanding. Each common share is entitled to one vote on all matters presented at the meeting.

When voting is properly authorized over the Internet or by telephone, or proxies are properly dated, executed and returned, the common shares so represented will be voted at the annual meeting in accordance with the instructions of the shareholder. If no specific instructions are given on a proxy executed by a shareholder of record, the common shares will be voted “FOR” the: (1) election of Mr. Bruno Guilmart and Mr. Barry Waite as directors; (2) ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 1, 2011; (3) approval, on a non-binding basis, of the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure together with the accompanying tabular and narrative disclosure as included in this proxy statement; and (4) holding of an advisory vote, on a non-binding basis, on the frequency of the advisory vote on the Company’s executive compensation. A shareholder may revoke a proxy at any time before its use by (a) delivering a later executed proxy or written notice of revocation to the Secretary of the Company, (b) by attending the annual meeting and giving notice of such revocation or (c) granting a subsequent proxy by Internet or telephone. Attendance at the annual meeting does not by itself constitute revocation of a proxy.

The presence of a majority of the common shares entitled to vote at the annual meeting, represented in person or by proxy, constitutes a quorum. If a quorum is present, (1) the nominees for director receiving the highest number of votes cast at the annual meeting will be elected and (2) the affirmative vote of a majority of the total votes cast by all shareholders entitled to vote at the annual meeting will be required to ratify Item 2. The advisory votes to approve the compensation of the Company’s named executive officers and to determine the frequency of the advisory vote set forth in Item 3 are not binding on the Company. However, the Company will consider the results of these advisory votes in making future decisions on the Company’s compensation policies, the compensation of the Company’s executives and the frequency of future advisory votes on executive compensation.

Under the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees typically have the discretion to vote such shares on routine matters, but not on non-routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item because it is a non-routine matter, a “broker non-vote” occurs.

Under the rules governing brokers, an uncontested director election is considered a non-routine matter for which brokers do not have discretionary authority to vote shares held by an account holder. Additionally, as required by Section 957 of the recently adopted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), advisory votes on executive compensation and on the frequency of such votes are also considered non-routine matters for which brokers do not have discretionary authority to vote shares held by account holders. The ratification of our auditors is considered a routine matter.

Abstentions, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote on any matter. Consequently, abstentions and broker non-votes have no effect on the outcome of the vote for the election of directors because only the number of votes cast for each nominee is relevant. Additionally, abstentions and broker non-votes have no effect on the outcome of Items 3 and 4 because only the number of votes cast for or against are relevant and in any event, these Items are non-binding. Any proxies submitted without voting instructions for Item 3 or Item 4 will be voted “FOR” the approval of the overall compensation of the Company’s named executive officers and “FOR” an annual advisory vote on executive compensation, respectively.

How You Can Vote

Shareholders of record may vote by any of the following methods:

•	Voting by internet. The website for internet voting is on the Notice, and voting is available 24 hours a day.
•	Voting by telephone. The toll-free telephone number for voting is on the proxy card, and voting is available 24 hours a day.
•	Voting by mail. If you choose to receive a printed copy of the proxy materials, you may vote by mail by marking the proxy card enclosed with the proxy statement, dating and signing it, and returning it in the postage-paid envelope provided.

Shareholders who hold their shares through a broker (in “street name”) must vote their shares in the manner prescribed by their broker.

ITEM 1 — ELECTION OF DIRECTORS

The board of directors has nominated Mr. Bruno Guilmart and Mr. Barry Waite for re-election at the annual meeting to serve until the 2015 annual meeting and until their successors have been duly elected and qualified. Shareholders have the right to cumulate votes in the election of directors (i.e. each shareholder may multiply the number of votes the shareholder is entitled to cast by the total number of directors to be elected and cast the whole number of votes for one candidate or distribute them among some or all candidates). By signing the proxy card, authority is given to the persons named as proxies to cumulate votes in their discretion. Shareholders, however, can withhold discretionary authority to cumulate votes on the proxy card or cumulate votes for any director by indicating so on the proxy card. If either Mr. Guilmart or Mr. Waite should be unable to serve as director at the time of the election, the persons named as proxies in the proxy may vote the proxies for any other individual (or individuals, as applicable) as they may choose, unless the board of directors determines that no director should be elected at the annual meeting.

The following table provides information concerning Mr. Guilmart and Mr. Waite, as well as the other directors of the Company, the executive officers of the Company named in the beneficial ownership table below (referred to in the table below as the “Named Executive Officers”), and the executive officers and directors of the Company as a group. In addition to the information presented below regarding each director and director nominee’s specific experience, qualifications, attributes and skills that led the Company to conclude that he should serve as a director, the Company also believes that all of its directors and director nominees have significant leadership experience derived from their professional experience and have a reputation for integrity and honesty and adhere to high ethical standards. The process undertaken by the Company’s Nominating and Governance Committee in recommending qualified director candidates is described below under the heading “Nominating and Governance Committee” on page 42. Unless otherwise specified, the directors have held the positions indicated (including directorships) for at least five years. To the knowledge of the Company, each of the persons listed below has sole voting and investment power with respect to their beneficial ownership (as defined by Rule 13d-3 under the Securities Exchange Act of 1934, or the “Exchange Act”) of the Company’s common shares identified in the table below, unless otherwise indicated. Unless otherwise indicated, each person below has an address of c/o Kulicke and Soffa Industries, Inc., 1005 Virginia Drive, Fort Washington, PA 19034.

Name, Age and Occupation	Director/ Officer Since	Present Term Expires	Common Shares Beneficially Owned On December 13, 2010
			Number(1)	Percent
Directors Nominated for Re-Election
Bruno Guilmart (49)	2010	2011	503,965	*
Mr. Guilmart has served as the Company’s President and Chief Executive Officer since October 1, 2010. From June 2008 until his resignation to join the Company, Mr. Guilmart served as President, Chief Executive Officer and Director of Lattice Semiconductor Corporation a developer of programmable logic devices and related software. From August 2007 until June 2008, Mr. Guilmart served as Chief Executive Officer of Unisem (M) Berhad Group, a provider of semiconductor assembly and test services. From September 2003 to August 2007, Mr. Guilmart served as President, Chief Executive Officer and Director of Advanced Interconnect Technologies, Inc., a provider of custom wafer bumping services to semiconductor wafer fabrication and chip packaging businesses. Before joining Advanced Interconnect Technologies, Inc., Mr. Guilmart was Vice President of Worldwide Sales for Chartered Semiconductor Manufacturing, Ltd. Mr. Guilmart also has held senior management and business development positions at Cadence Design Systems, Temic Semiconductors and Hewlett-Packard Company. Mr. Guilmart also served as Director of Chartered Silicon Partners, a subsidiary of Chartered Semiconductor Manufacturing, Ltd., from 2001 to 2003.

Name, Age and Occupation	Director/ Officer Since	Present Term Expires	Common Shares Beneficially Owned On December 13, 2010
			Number(1)	Percent
Director Qualifications:
In determining that Mr. Guilmart should serve as a director of the Company, the board of directors considered his achievement as an executive officer of several corporations operating in the semiconductor industry and the breadth of knowledge of the industry gained by those experiences. Mr. Guilmart also provides the perspective of a chief executive officer of three semiconductor industry companies, including the Company.
Barry Waite (62)	2003	2011	69,926	*
From May 1998 until his retirement in May 2002, Mr. Waite served as President and Chief Executive Officer of Chartered Semiconductor Manufacturing, Ltd, a major wafer foundry. From 1982 to 1998, Mr. Waite held positions of increasing responsibility with Motorola Corporation, Semiconductor Products Sector, including Senior Vice President and General Manager, Europe, Middle East and Africa (1997 to 1998) and Senior Vice President and General Manager Microprocessor and Memory Technology Group (1993 to 1997). Mr. Waite also serves as a director of Innovative Micro Technology and GlobalFoundries, and is senior advisor to Investor Growth Capital, an investment fund, and to Advanced Technology Investment Company, which is wholly-owned by the Abu Dhabi government for the purpose of investing in the advanced technology sector. Mr. Waite also previously served as a director to ZETEX PLC, a manufacturer of analog semiconductor products.
Director Qualifications:
In determining that Mr. Waite should serve as a director of the Company, the board of directors considered Mr. Waite’s record of achievement during his 40 year career in the semiconductor industry at all levels of management, culminating with his tenure as President and Chief Executive Officer at Chartered Semiconductor Manufacturing, Ltd, a major wafer foundry.
Continuing Directors
Brian R. Bachman (65)	2003	2012	82,790	*
Mr. Bachman is a private investor and has served as the Managing Partner of River Farm LLC since 2004, which provides advisory services and is an agricultural business. From 2000 to 2002, Mr. Bachman served as Chief Executive Officer and Vice Chairman of Axcelis Technologies, which produces equipment used in the fabrication of semiconductors. Mr. Bachman also serves as a director of Trident Microsystems Inc. He formerly served as a director of Ultra Clean Technologies from 2004 to 2009, and Keithley Instruments from 1996 to 2010.

Name, Age and Occupation	Director/ Officer Since	Present Term Expires	Common Shares Beneficially Owned On December 13, 2010
			Number(1)	Percent
Director Qualifications:
In determining that Mr. Bachman should serve as a director of the Company, the board of directors considered Mr. Bachman’s executive leadership experience at semiconductor, semiconductor equipment and other high technology businesses, culminating with his role as Chief Executive Officer and Vice Chairman of Axcelis Technologies, which produces equipment in the fabrication of semiconductors. The board of directors also considered Mr. Bachman’s 15 years of service as a director at publicly-listed small and mid-cap technology companies. Finally, the board of directors considered his continuing education in corporate governance with the Harvard Improving Corporate Governance Program in 2008 and Compensation Committee Program in 2010.
John A. O’Steen (66)	1988	2014	157,953	*
Mr. O’Steen served as Executive Vice President, Business Development of Cornerstone Brands, Inc., a consumer catalog company from March 2003 until his retirement in May 2004. From 1998 to 2003, Mr. O’Steen served as Executive Vice President of Cornerstone Brands, Inc. From 1991 to 1998, Mr. O’Steen served as Chairman and Chief Executive Officer of Cinmar, L.P., a mail order catalog company that was acquired by the predecessor of Cornerstone Brands in September 1995. Before that time, Mr. O’Steen served as President, Chief Executive Officer and a director of Cincinnati Microwave, Inc., a manufacturer of electronic products. Mr. O’Steen also serves as a director of Riggs Heinrich Media, Inc.
Director Qualifications:
In determining that Mr. O’Steen should serve as a director of the Company, the board of directors considered his experience as President and Chief Executive Officer of Cincinnati Microwave, and as Chairman and Chief Executive of Cinmar, L.P., as well in senior leadership roles at numerous other companies.
Garrett E. Pierce (64)	2005	2013	90,556	*
Mr. Pierce has served as Vice Chairman and Chief Financial Officer of Orbital Sciences Corporation, a developer and manufacturer of small rockets and space systems, since April 2002 and as a member of its board of directors since August 2000. Between August 2000 and April 2002, he was Executive Vice President and Chief Financial Officer of Orbital Sciences Corporation. From 1996 until August 2000, Mr. Pierce was Executive Vice President and Chief Financial Officer of Sensormatic Electronics Corp., a producer of electronic surveillance systems, and in July 1998 was also named its Chief Administrative Officer. Before that, Mr. Pierce was the Executive Vice President and Chief Financial Officer of California Microwave, Inc. He has also served as Chief Financial Officer, President and Chief Executive Officer of Materials Research Corporation, acquired by Sony Corporation in 1989. From 1972 to 1980, Mr. Pierce held various management positions with The Signal Companies.

Name, Age and Occupation	Director/ Officer Since	Present Term Expires	Common Shares Beneficially Owned On December 13, 2010
			Number(1)	Percent
Director Qualifications:
In determining that Mr. Pierce should serve as a director of the Company, the board of directors considered his approximately 26 years experience as a chief financial officer of publicly-traded, technology-based businesses. Mr. Pierce also has approximately 14 years experience in the semiconductor equipment industry, as both a chief financial officer and a chief executive officer. The board of directors also considered that Mr. Pierce is currently the chief financial officer of a publicly-traded technology company and is a certified public accountant.
MacDonell Roehm, Jr. (71)	1984	2014	141,953	*
Mr. Roehm was appointed Chairman of the Board of the Company when the Company separated the roles of Chairman of the Board and Chief Executive Officer in May 2010. Mr. Roehm is Chairman and Chief Executive Officer of Crooked Creek Capital LLC, a provider of strategic, operational and financial restructuring services, a position he has held since 1998. In addition, Mr. Roehm is a director of Next Capital International, an Australian private equity fund, a position he has held since 2009. From September 2002 to April 2003, Mr. Roehm also served as Chief Executive Officer of CH4 Gas Limited, a natural resources company. From 2000 to 2001, Mr. Roehm served as Chairman and Chief Executive Officer of Mackenzie-Childs Ltd., a manufacturer and retailer of furniture and home accessories. From 1999 to 2007, Mr. Roehm also served as Chairman of Australian Ventures LLC, a private equity fund. From 1994 until 1998, Mr. Roehm served as Chairman, President and Chief Executive Officer of Bill’s Dollar Stores, Inc., a chain of retail convenience stores. Before that time, he served as Managing Director of AEA Investors, Inc., a private investment firm. Mr. Roehm previously served as a director of CH4 Gas Limited.
Director Qualifications:
In determining that Mr. Roehm should serve as a director of the Company, the board of directors considered his experience of serving as chief executive officer of companies in a variety of industries and the skills, knowledge and perspective gained from executive and director roles at private equity and investment firms.
C. William Zadel (67)	1989	2013	121,804	*
In December of 2004, Mr. Zadel retired from Mykrolis Corporation. From August of 2001 until December of 2004, Mr. Zadel was Chairman and Chief Executive Officer of Mykrolis Corporation, a multinational company focused on developing, manufacturing and marketing technically advanced filtration, purification and control products for the global semiconductor industry. Mykrolis is the former microelectronics division of Millipore Corporation. Before becoming Chief Executive Officer of Mykrolis at its separation from Millipore in August 2001, Mr. Zadel was Chairman and Chief Executive Officer of Millipore since April of 1996. Mr. Zadel also serves as a director of CIRCOR International, Inc. and previously served as a director of Matritech, Inc.

Name, Age and Occupation	Director/ Officer Since	Present Term Expires	Common Shares Beneficially Owned On December 13, 2010
			Number(1)	Percent
Director Qualifications:
In determining that Mr. Zadel should serve as a director of the Company, the board of directors considered his tenure as chief executive officer of a global manufacturer of products used in the semiconductor industry. The board of directors also considered his completion of continuing director education programs concerning corporate governance and compensation matters.
Named Executive Officers
Christian Rheault (45)	2005	—	200,426	*
Senior Vice President, Business Operations
Mr. Rheault was appointed Senior Vice President, Business Operations in November 2010 after serving as Senior Vice President, Marketing from November 2007 until November 2010. Before that, Mr. Rheault served as Vice President, Equipment Segment from 2006 to November 2007, Vice President and General Manager of the Company’s Ball Bonder Business Unit and Director of Strategic Marketing and Vice President, General Manager of the Microelectronics Business Unit. Mr. Rheault holds an Electrical Engineering degree from Laval University, Canada and a DSA (Business Administration Diploma) from Sherbrooke University, Canada.
Charles Salmons (55)	2008	—	177,426	*
Senior Vice President, Engineering
Mr. Salmons has served as Senior Vice President, Engineering since March 2008, after serving as Senior Vice President, Acquisition Integration (September 2006 to March 2008), Senior Vice President, Wafer Test (November 2004 to September 2006), Senior Vice President, Product Development (September 2002 to November 2004), Senior Vice President Operations (1999 to 2004), General Manager, Ball Bonder operations (1998 to 1999), and Vice President of Operations (1994 to 1998). Mr. Salmons holds a Bachelor of Arts degree in Economics from Temple University and a Masters in Business Administration degree from LaSalle University.
Shay Torton (49)	2005	—	115,187	*
Senior Vice President, Worldwide Operations
Mr. Torton has served as Senior Vice President, Worldwide Operations since 2009, after serving as Vice President, Worldwide Operations and Supply Chain (2005 to 2009), Vice President, China Operations and K&S Suzhou General Manager (2002 to 2005), Vice President and General Manager, Materials Business Unit (2001 to 2002), K&S Bonding Wire Unit Managing Director – Singapore (1997) and General Manager, K&S Bonding Wire-U.S. (1996). Mr. Torton holds a Bachelor of Science degree in Industrial Engineering and Management from the Israel Institute of Technology.

Name, Age and Occupation	Director/ Officer Since	Present Term Expires	Common Shares Beneficially Owned On December 13, 2010
			Number(1)		Percent
Former Named Executive Officers
C. Scott Kulicke (61)**
Former Chief Executive Officer and Chairman of the Board	1975	—	1,200,509	(2)	1.7%
Mr. Kulicke served as the Company’s Chairman of the Board from 1984 until the Company separated the roles of Chairman of the Board and Chief Executive Officer in May 2010 and Chief Executive Officer of the Company from 1980 until his retirement in September 2010.
Michael J. Morris (41)**	2006	—	83,402		*
Former Vice President and Chief Financial Officer
Mr. Morris joined the Company in October 2006. Mr. Morris served as Vice President and Chief Financial Officer from August 2009 until December 12, 2010, when the position was moved to Singapore. He previously served as Vice President of Finance and Treasurer. Before joining the Company in October 2006, Mr. Morris was Assistant Treasurer at Constellation Energy Group. Prior to joining Constellation in 2005, Mr. Morris held various positions of increasing responsibility at the Treasurer’s Office of General Motors. Mr. Morris holds a Bachelor of Arts degree in Economics from the University of Pennsylvania and a Masters in Business Administration from the University of Michigan.
All directors, nominees and current executive officers as a group (13 persons)			1,952,920	(3)	2.8%

*	Less than 1.0%
**	Mr. Kulicke retired from the Company effective September 30, 2010. Mr. Morris resigned from his position of Vice President and Chief Financial Officer effective December 12, 2010.
(1)	Includes or consists of shares subject to outstanding options that are currently exercisable or exercisable within 60 days after December 13, 2010 in the following amounts: Mr. Guilmart (0); Mr. Waite (30,000); Mr. Bachman (30,000); Mr. O’Steen (60,000); Mr. Pierce (20,000); Mr. Roehm (60,000); Mr. Zadel (60,000); Mr. Rheault (104,850); Mr. Salmons (110,529); Mr. Torton (81,750); Mr. Kulicke (498,500) and Mr. Morris (51,150).
(2)	Includes shares jointly held with the individual’s spouse in the following amounts: Mr. Kulicke (657,562).
(3)	Includes 557,129 shares subject to options that are currently exercisable or exercisable within 60 days after December 13, 2010.

Other Executive Officers

Jonathan H. Chou (46)

Senior Vice President, Chief Financial Officer and Principal Accounting Officer

Mr. Chou was appointed Senior Vice President and Chief Financial Officer effective December 13, 2010 and was appointed Principal Accounting Officer effective December 22, 2010. From April 2008 until his resignation to join the Company, Mr. Chou served as Chief Financial Officer of Feihe International, Inc. (f/k/a American Dairy, Inc.). From February 2006 to June 2007, Mr. Chou served as the Asia Pacific Corporate Chief Financial Officer and Vice President of Mergers & Acquisitions for Honeywell International. From September 2003 to January 2006, Mr. Chou served as the Asia Regional Chief Financial Officer of Tyco Fire & Security (ADT), a division of Tyco International. From May 2000 to September 2003, Mr. Chou held several senior finance positions at Lucent Technologies including Asia Pacific Chief Financial Officer. Mr. Chou received a bachelor’s degree from the State University of New York at Buffalo and a Master of Business Administration degree from Fuqua School of Business at Duke University.

Tek Chee Mak (56)

Vice President, Worldwide Sales

As Vice President, Worldwide Sales, “T.C.” Mak leads the Company’s global sales force and customer service organization. Mr. Mak has served as Vice President, Worldwide Sales, since September 2006 after serving as Vice President of Sales for the Equipment and Expendable Tools businesses since November 2004. Prior to that time, he served as Vice President of Asia Sales since February 2001. Mr. Mak was educated in Hong Kong and holds a Higher Diploma in Electronic Engineering from Hong Kong Polytechnic University.

David J. Anderson (44)

Vice President and General Counsel

Mr. Anderson joined the Company in February 2004 as Vice President and General Counsel. He is the Company’s chief legal officer. Prior to joining the Company, Mr. Anderson was General Counsel at InvestorForce, a provider of software solutions to institutional investors. Before InvestorForce, Mr. Anderson was a corporate lawyer in private practice in Philadelphia. Mr. Anderson is a graduate of Rutgers University and the Syracuse University College of Law.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE ELECTION OF
MR. BRUNO GUILMART AND MR. BARRY WAITE AS DIRECTORS.

ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 1, 2011. The ratification of the appointment of the independent registered public accounting firm by the shareholders is not required by law or by the Company’s By-laws. Traditionally, the Company has submitted this matter to the shareholders for ratification and believes that it is good practice to continue to do so. If a majority of the votes cast on this matter are not cast in favor of the reappointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider its appointment.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting to make a statement if he or she so desires and will be available to respond to any appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR RATIFICATION OF THE
APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion & Analysis

Introduction

The purpose of the Compensation Discussion and Analysis section of this proxy statement is to explain to shareholders how and why compensation decisions are made for the executive officers listed in the Summary Compensation Table below (referred to in this section as the “executives” or “executive officers”). For fiscal 2010, the Company’s named executive officers were Bruno Guilmart, C. Scott Kulicke, Michael J. Morris, Christian Rheault, Charles Salmons and Shay Torton.

Executive Summary

The Management Development and Compensation Committee of the Company’s board of directors (the “Committee”) has implemented an officer compensation program that rewards performance. Cash incentive compensation is measured primarily by return on invested capital. Two-thirds of the equity compensation awarded to senior vice presidents has been performance-based. The Committee also believes that compensation programs must be competitive in order to attract and retain high performance executives. The compensation program is designed to result in median pay (compared to a peer group of companies) for median performance, above median pay for above median performance and below median pay for below median performance.

Fiscal 2010 compensation was driven by one of the most successful years in the Company’s history. Management had positioned the Company to capitalize on a strong industry business cycle by: (i) continually refining a strong and flexible manufacturing model, which allowed for market share increases in the cyclical upturn; (ii) developing an industry-leading ball bonding solution for copper wire, which resulted in leading market share as more of the industry shifted from expensive gold wire to copper wire; and (iii) aggressively pursuing market share increases in bonders configured for light emitting diode (“LED”) applications. The Company saw sequential revenue and profit growth in all four quarters of fiscal 2010. Revenue and profit from continuing operations in the fourth quarter of fiscal 2010 were the highest in the Company’s history. The Company shipped more ball bonders (the Company’s primary product) in the fourth fiscal quarter of fiscal 2010 than it had in any prior quarter in the Company’s history. Quarterly return on invested capital (“ROIC”) in fiscal 2010 quarters one through four was 35%, 41%, 73% and 70%, respectively. All of this success resulted in higher pay for Company executives, primarily in the form of incentive pay under the Company’s Officer Incentive Compensation Plan.

In contrast, when Company results were poor in the first half of fiscal 2009 in the midst of an industry downturn, the Committee reduced the chief executive officer’s base salary by 20% and the other executive officers’ base salaries by 15%. Executive officers did not earn incentive compensation in the first three quarters of fiscal 2009. Salaries were restored in the fourth quarter of fiscal 2009 only when business improved.

The Committee strives to align its compensation practices to performance, median pay practices in the Company’s industry and prudent risk taking to achieve sustainable shareholder value creation.

Roles of the Management Development and Compensation Committee of the Board of Directors and the Company’s Officers in Compensation Decisions

The Committee is responsible for establishing the Company’s compensation policies, setting base salaries for officers and reviewing and approving the Company’s incentive compensation plans and equity based compensation plans for all eligible employees. Pursuant to the Committee’s charter, it must consist of three independent members of the board of directors. Currently, Brian Bachman (Chair), John O’Steen and C. William Zadel serve as members of the Committee. The Committee annually reviews the Company’s compensation philosophy and policies, the goals and objectives of the Company with respect to executive compensation and the performance of each executive officer, and establishes the executive officers’ compensation. Additionally, the Committee reviews and approves all employment agreements, executive severance arrangements, change of control agreements, inducement grants to new officers, and the amount and form of compensation to be paid to directors for serving on the board of directors and its committees. The Committee meets at least quarterly and all decisions of the Committee must be approved by a majority of its members. The Committee met ten times in fiscal 2010.

The Committee selected and retained Radford, an AON Consulting company, as an independent consultant on compensation issues. The Committee engaged Radford to provide the Committee peer group analysis, survey data and counsel on compensation trends and issues. In fiscal 2010, Radford received $72,902 for survey data and compensation consulting services to the Committee. In addition, the Company uses AON Consulting for risk management and insurance brokerage services, and AON was paid $128,644 for those services in fiscal 2010. The Company also used AON pension consulting services in connection with the termination of the Company’s defined benefit pension plan in fiscal 2008, and paid AON pension consulting fees of $117,000 in fiscal 2008. Neither the Company’s President and Chief Executive Officer (“CEO”) nor any other member of management has a role in selecting the Committee’s compensation consultant. The Committee reviewed the engagements of an AON company for risk management, insurance and pension matters, which were recommended by the Company’s management, and approved them after concluding that these engagements do not compromise Radford’s independence as a compensation consultant.

The CEO, the vice president responsible for human resources, and the Director, Global Compensation and Benefits consult with the Committee on compensation matters for executive officers. Annually, the CEO, the vice president responsible for human resources and the Director, Global Compensation and Benefits provide recommendations to the Committee for specific levels of base salary, as well as target levels for cash incentive payments and equity compensation for each executive officer (excluding the CEO). The recommendations are based upon assessments of individual performance, the individual’s potential to contribute to the Company’s success in the future as determined by the CEO, and by reference to the peer group and survey data discussed below. Cash incentive payments may be made pursuant to the Company’s Officer Incentive Compensation Plan and are based on return on invested capital (“ROIC”) targets and on achievement of individual performance objectives. The CEO and Chief Financial Officer (“CFO”) calculate and recommend ROIC targets to the Committee. Each quarter, the CEO and the other executive officers meet to “score” each executive officer’s achievement of his individual performance objectives for the prior quarter and to establish individual performance objectives for the coming quarter. The Committee meets with the CEO each quarter to score the CEO’s objectives and review the other executive officers’ achievement of individual performance objectives. Mr. Guilmart, the CEO, negotiated his own compensation with the Committee before joining the Company on October 1, 2010. Under the terms of Mr. Guilmart’s offer letter, his performance targets under the Company’s Officer Incentive Compensation Program are determined by the Committee after consultation with him.

Goals and Objectives of the Compensation Program; What Is the Compensation Program Designed to Reward?

The Committee seeks to achieve a pay for performance culture through the Company’s executive compensation program with the following goals:

•	motivate executives to create shareholder value;
•	align the executives’ and shareholders’ interests; and
•	attract, reward and retain high performance executives.

The Committee evaluates the Company’s compensation program at least annually to ensure that compensation programs are aligned with the goals of the Company, compensation opportunities provided to key executives are competitive with the compensation packages provided to similarly situated executives in the Company’s peer group, and compensation opportunities are motivating executives to take the actions necessary to create shareholder value. The Committee seeks to foster a performance-oriented environment by making a significant portion of each executive’s cash and equity compensation conditioned on the achievement of performance targets that the Committee believes will drive shareholder value creation. For fiscal 2010, these performance targets included ROIC and individual objectives that drive achievement of strategic goals.

Design of the Compensation Program

The design of the Company’s executive compensation program has two principal aspects:

•	establishing a targeted total direct compensation amount that is competitive within our industry; and
•	establishing for each individual executive the appropriate mix of base salary and cash and equity incentive compensation tied to performance goals and the value of the Company’s common stock.

Total Direct Compensation (“TDC”)

The Committee establishes a targeted TDC amount for each executive officer based on a number of factors, including performance, level of responsibility within the Company, experience, potential to contribute to the Company’s future success in the executive’s current role or in an expanded role, and pay levels for similar positions at peer companies.

The Committee’s starting point in establishing TDC levels is to determine the appropriate ranges of competitive market compensation so that the Company is able to effectively compete for high performance executives. The Committee does this by analyzing the executive compensation at peer companies and market data for similarly-sized technology companies. The Committee considers benchmarking against peer companies to be a necessary point of reference in determining whether the total targeted compensation opportunity offered by the Company will be competitive in the marketplace for executives, but the Committee does not believe that peer data should be the determinative factor. For fiscal 2010, the Committee did not establish a targeted percentile of peer group compensation as the basis for setting executive pay. Rather, the Committee retains the discretion as to the weight it assigns peer group data in establishing each executive’s compensation.

Each year, the Committee analyzes whether it is using the most appropriate compensation peer group and market data, based on several factors, including changes in the Company (e.g., the size of the Company and its complexity) and the peer group and market data available. For fiscal 2010, the Committee benchmarked against a peer group of 19 technology companies (the “Compensation Peer Group”) to evaluate competitive market compensation. The Committee selected the Compensation Peer Group in consultation with Radford. The peer companies were selected primarily because the companies are U.S.-based technology companies in the same or similar industries as the Company, the companies are similar to the Company in complexity and size (measured by revenue), and the Committee concluded that the peer companies are representative of likely competitors with the Company for executives. The Committee considers all elements of compensation and benefits that are publicly disclosed by the peer companies. In fiscal 2011, because the Company will have transitioned most of its executive officer positions to Singapore, the compensation peer group will no longer necessarily focus on U.S.-based companies. This change in peer group companies is not expected to result in any material change to executive compensation. As the Company completes the transition of its headquarters to Singapore, attracting and retaining qualified employees in Singapore will be critical to the Company’s success. Thus, compensation for these executives is expected to be based on, among other factors, compensation competitive to the Company’s international peers and the need to incentivize these employees.

For fiscal 2010, the Compensation Peer Group companies were:

Advanced Energy Industries, Inc.	FormFactor, Inc.
ATMI, Inc.	II-VI Incorporated
Axcelis Technologies, Inc.	LTX-Credence Corporation
Brooks Automation, Inc.	Mattson Technology, Inc.
Cabot Microelectronics Corporation	MKS Instruments, Inc.
Coherent, Inc.	Photronics, Inc.
Cree, Inc.	Skyworks Solutions, Inc.
Cymer, Inc.	Ultra Clean Holdings, Inc.
Entegris, Inc.	Veeco Instruments Inc.
FEI Company

The Compensation Peer Group that the Committee uses for compensation benchmarking is different from the peer group included in the stock performance graph in the Company’s 2010 Annual Report to Shareholders (the “Stock Performance Peer Group” described on page 19 below). The companies included in the stock performance peer group were selected as a group of companies with which our stock performance could reasonably be compared due to the markets served, without regard to size of the companies, whether they are competitors with us for recruiting executives, or whether they are U.S.-based companies.

For fiscal 2010, the Committee also reviewed Radford survey data covering a composite of data from technology companies with annual revenues between $200 million and $1 billion and technology companies with annual revenues between $200 million and $500 million. The Committee does not select or have any influence over the companies that participated in these surveys. Further, the Committee only receives and considers the aggregate results of the Radford surveys. The Committee is aware that the survey data includes its compensation peer group companies, but is not aware of the identities of any of the other component companies that are included in the surveys. On average, benchmarked against both the peer group data and the survey data, the Company’s executive officers’ pay fell on average at approximately the 50th percentile of total direct compensation.

Mix of Base Salary, Incentive and Equity Compensation

An executive’s targeted total direct compensation has three elements:

•	base salary;
•	target cash quarterly incentive plan; and
•	long term equity incentive awards.

The Committee selected these three elements because it believes each is necessary or useful in achieving the goals of the executive compensation program: motivating executives to create shareholder value; aligning the executives’ and shareholders’ interests; and attracting and retaining high performance executives.

Base Salaries

The Committee believes that it must provide a competitive level of base salary in order to attract and retain executives. Base salaries are set after analyzing the executives’ roles and responsibilities in the Company, the performance of an executive’s business segment or functional group, and individual performance, experience, and potential for driving the Company’s success in the future, as well as the peer group and survey data discussed above. The Committee has not adopted any formula with specific weightings assigned to the factors discussed above. The Committee negotiated Mr. Guilmart’s base salary with him in connection with the negotiation of his employment agreement. Mr. Guilmart’s compensation is described more fully under the heading “Chief Executive Officer Compensation” beginning on page 22.

In 2009, a primary factor in setting executive base salaries was cash conservation, in light of the impact of the global economic crisis on the Company. Consequently, the Company cancelled fiscal 2009 annual salary increases for Company executives and employees. The Company thereafter reduced the base salaries of its employees, including all of its executive officers. The Committee reduced the then-current CEO’s base salary by 20% and reduced the other then-current executive officers’ base salaries by 15%. After a sharp rebound in the Company’s business, the Committee approved the restoration of base salaries for the Company’s employees, including the executive officers, in the fourth quarter of fiscal 2009.

For fiscal 2010, the Committee did not consider annual increases for executive officers until the third quarter. Only Mr. Rheault and Mr. Morris received base salary increases. Mr. Rheault and Mr. Morris received 11.3% and 3.0% base salary increases, respectively. Both increases were based on closer alignment to market median salaries for their respective roles and on performance. After the increases, both base salaries remained below the market medians.

For fiscal 2011, the Committee decided to grant an annual increase in base salary to only three of its executive officers. The Committee made these decisions based on a number of factors, including each executive’s base salary compared to the peer group median base salaries for their respective positions, experience, performance and criticality of the executive’s role in the Company going forward.

Cash Incentive Plan

The Company has a quarterly cash bonus plan called the Officer Incentive Compensation Plan, which the Committee adopted in August 2005 (the “OIC Plan”). The Committee believes that the higher the executive’s level of responsibility and influence within the Company, the smaller the percentage of the executive’s total target cash compensation that should be “locked-in” as base salary. Accordingly, executives with the greatest responsibility and influence over the Company’s results receive higher cash incentive target amounts. The Company’s cash incentive program is designed to align executive pay with financial performance.

For fiscal 2010, the target annual cash incentives were as follows:

Executive	Target Annual Cash Incentive as a % of Base Salary
Mr. Guilmart*	100%
Mr. Kulicke	100%
Mr. Morris	45%
Mr. Rheault	70%
Mr. Salmons	65%
Mr. Torton	50%
*	Mr. Guilmart joined the Company at the end of the fourth quarter of fiscal 2010 and was not eligible for any bonus under the OIC Plan in fiscal 2010.

Under the OIC Plan, each quarter, a cash award pool is funded only if the Company has net income for the quarter. ROIC is included as a performance metric because the Committee believes that it is a measure of management’s efficiency and is correlated with shareholder value creation. For fiscal 2008 and 2009 and the first two quarters of fiscal 2010, the Committee set the ROIC target at 30%. “Target” performance is intended to result in a median cash incentive payout for Company officers, compared to the market compensation data identified by the Committee. This target had been set after evaluating the highest ROIC achieved by companies in our industry. At approximately twice the Company’s cost of capital (in the second quarter of fiscal 2010), the Committee determined that 30% was too high a target for achieving median cash incentive compensation. The Company had achieved the 30% target two times in the prior ten quarters. In the second quarter of fiscal 2010, the Committee set the ROIC target at 18%, approximately five percentage points above the Company’s cost of capital, effective beginning in the third fiscal quarter of 2010. The adjusted ROIC target did not affect cash incentive plan compensation in fiscal 2010 because ROIC was 73% in the third quarter and 70% in the fourth quarter, which equated to 200% achievement under either ROIC target.

The total bonus pool is established based on actual ROIC performance, and the corresponding payout percentage is based on the following payout scale:

ROIC Results	Payout
38% – 40%	200%
36% – 38%	190%
34% – 36%	180%
32% – 34%	170%
30% – 32%	160%
28% – 30%	150%
26% – 28%	140%
24% – 26%	130%
22% – 24%	120%
20% – 22%	110%
18% – 20%	100%
16% – 18%	90%
14% – 16%	80%
12% – 14%	70%
10% – 12%	60%
8% – 10%	50%
6% – 8%	40%
4% – 6%	30%
2% – 4%	20%
1% – 2%	10%

Under this payout scale, 18% ROIC would result in target performance and 100% payout.

Incentive payments are allocated from the pool based on Company, business unit and individual objectives. For fiscal 2010, 90% of each executive officer’s cash bonus was based on Company performance as measured by ROIC and 10% was based on individual objectives. In fiscal 2010, all incentive payments to executives were made in accordance with these percentages. Examples of individual objectives considered by the Committee include product development milestones, product qualifications with specific customers, market share increases, specific customer account penetration objectives, cost reductions and improved manufacturing yields. For an explanation of how the Company calculates ROIC, see the subsection with the heading “Return on Invested Capital and Revenue Growth,” below at page 19.

Income from continuing operations and ROIC by quarter for fiscal 2010 was as follows:

Fiscal Quarter	Income from Continuing Operations (in thousands)	ROIC
First	$15,840	35%
Second	$21,158	41%
Third	$49,083	73%
Fourth	$56,061	70%

Quarterly incentive payments to executives under the OIC Plan for fiscal 2010 performance were as follows:

Name	Q1	Q2	Q3	Q4	Total
Mr. Guilmart	—	—	—	—	—
Mr. Kulicke	$159,005	$185,572	$275,000	$275,000	$894,577
Mr. Morris	$36,984	$44,121	$64,241	$64,566	$209,912
Mr. Rheault	$54,833	$71,387	$113,187	$112,274	$351,681
Mr. Salmons	$61,660	$70,784	$104,024	$104,190	$340,658
Mr. Torton	$44,223	$50,933	$75,488	$74,954	$245,598

Equity Incentive Compensation

The Committee believes that the Company’s equity incentive program aligns management’s interests with shareholders’ interests because the value of the awards is tied to stock price appreciation and, in the case of performance-based stock awards, to performance goals or market performance that correlate with long-term shareholder value creation. When executive officers receive equity incentive grants, they have been typically awarded annually in the first quarter of the fiscal year. In addition, newly hired executive officers may receive sign-on grants, if approved by the Committee. For example, Mr. Guilmart received a sign-on grant of restricted stock unit awards, as described below. The Committee retains the discretion to grant special equity incentive awards for retention purposes, in addition to annual awards typically made in October. The Committee awarded a special retention equity award to Mr. Rheault in fiscal 2010 of 50,000 time-based restricted shares.

In 2006, the Company adopted the following Statement of Practices for equity grants:

Statement of Practice

This Statement of Practice defines the primary terms and conditions for the administration of equity awards granted to employees and officers under the Company’s equity incentive plans. It includes the following:

1.	Eligibility for awards is limited to those full time individuals employed by the Company or a direct or indirect subsidiary of the Company. Contractors and temporary employees are not eligible to receive awards.
2.	Subject to Paragraph 5 below, awards are only made annually. Annual awards are (other than with respect to the Chief Executive Officer) based on recommendations made by the Company’s management and awards are reviewed and granted by the Committee.
3.	Annual awards are approved and priced at the Committee meeting that takes place in the first quarter of the Company’s fiscal year, generally held on the first Tuesday in October. In recent years, grants have taken place in late October and early December because the Committee had taken additional time to review equity award recommendations by management (in the case of late September) and because of timing of the CEO transition (in the case of early December).
4.	The exercise or strike price for stock option awards is the closing price for the Company’s common stock as reported by NASDAQ at 4:00 p.m. Eastern time on the day the Committee grants the stock options.
5.	Inducement grants or sign-on options to newly hired employees and officers may be made only on the first business day of the calendar month following the respective employee’s hire date. The Committee has delegated authority to the CEO to approve inducement stock options for newly hired employees (not officers). The strike price is the closing price for the Company’s common stock as reported by NASDAQ at 4:00 p.m. Eastern time on the day the grants are awarded. The total number of shares authorized for use by the CEO for this purpose during the fiscal year is set at the October Committee meeting.
6.	Inducement grants to newly hired officers require specific pre-approval by the Committee.
7.	All exercises are initiated through the Company’s stock plan services provider. Employees may “exercise and hold,” initiate a cashless exercise, or pay for the exercise by a “swap” of currently owned shares, subject to the terms of the relevant equity award plan. The Company does not provide loans or facilitate loans for the exercise of stock options.

On October 29, 2009, the Company granted performance-based share unit awards (PSUs) and service-vested restricted stock awards (RSAs) to certain eligible employees and executive officers. Additionally, on December 8, 2009, the Company granted PSUs to Mr. Kulicke. In connection with his hiring, the Committee granted PSUs and RSUs to Mr. Guilmart, whose compensation is described more fully below under the heading “Chief Executive Officer Compensation” beginning on page 22.

The amounts awarded to the Company’s named executive officers were as follows:

	Stock Options	Performance-Vested Stock (PSUs)	Time-Vested Stock (RSAs)	Time-Vested Stock (RSUs)
Bruno Guilmart	—	—	—	503,965
C. Scott Kulicke	—	187,833	—	—
Michael J. Morris	—	25,000	25,000	—
Christian Rheault	—	33,500	66,500	—
Charles Salmons	—	30,150	14,850	—
Shay Torton	—	21,440	10,560	—

Historically, the Company’s performance-based equity incentive program has been aligned with the ROIC targets described in greater detail below under “Return on Invested Capital and Revenue Growth” on page 19. During fiscal 2009, the Committee worked with Radford to review the overall structure of the performance-based share awards under the Equity Incentive Compensation Program. As a result of this review, the Committee approved several changes to the structure of future long-term incentive awards for the Company’s executive officers, including the named executive officers. The Committee concluded that, for fiscal 2010, all of the equity awards to the CEO would be performance-based, and two-thirds of equity awards to senior vice presidents would be performance-based awards and only one-third would be time-based restricted stock awards. Additionally, for the other then-current executive officers, the Committee concluded that half of their equity awards in 2010 would be performance-based awards and half would be time-based restricted stock awards. The Committee believes that the CEO and senior vice-presidents, who have the most responsibility in the Company, should have a larger portion of their compensation tied to performance measures than the Company’s other officers.

The vesting of shares under the performance-based awards granted in fiscal 2010 is tied to total shareholder return relative to the companies comprising the Philadelphia Semiconductor Index (the “SOXX Index”), measured over a three-year performance measurement period. These are “market-based awards” for accounting purposes. These performance shares’ three-year performance measurement period will end in October 2013 and between zero and 200% of the shares will vest based on target levels described below. If an executive retires, dies, becomes disabled, or is involuntarily terminated without cause (as defined in the 2009 Equity Plan) before the end of the three-year performance measurement period, the performance shares will vest pro rata based on the participant’s length of employment during the performance period, to the extent the performance goals are met for the performance period.

The Committee decided to adopt this new structure for fiscal 2010 for three primary reasons. First, the Committee sought to align long-term incentive value for its executives with the value created for shareholders, and the Committee believes that total shareholder return relative to the SOXX Index provides the closest alignment of those incentives. Second, vesting is tied to performance relative to shareholder return achieved by an index of similar investments, rather than performance against an absolute metric established based on internal forecasts. Relative performance measures should eliminate macroeconomic effects (positive and negative) on vesting, which are beyond the executives’ control. Third, both the Company’s total shareholder return and the total shareholder return of the companies in the SOXX Index are transparent to shareholders and Company employees and make clear the Company’s link between pay and shareholder value creation.

The fiscal 2010 performance-based share awards are designed to incentivize the Company’s executives to generate shareholder returns in excess of the median total shareholder returns generated by the companies in the SOXX Index. The target awards were set using composite Radford survey data, as discussed on page 13, for comparable technology and semiconductor companies, by taking the average of the median awards at companies with median revenues of $229 million and $477 million, respectively. The awards are designed to result in a payout of above median equity compensation only if the Company generates above-median total shareholder returns compared to the total shareholder returns generated by the companies in the SOXX Index. The payout scale below shows the performance-based share award vesting percentage at percentile performance points from the 25th or less percentile to the 99th percentile at five percentile point increments.

The final vesting of performance-based share awards will be expressed as a full percentage point ranging from 0% to 200%:

Percentile Performance	Payout
99th	200%
95th	190%
90th	180%
85th	170%
80th	160%
75th	150%
70th	140%
65th	130%
60th	120%
55th	110%
Median 50%	100%
45th	90%
40th	80%
35th	70%
30th	60%
25th	50%
<25th	0%

Time-vested shares awarded in fiscal 2010, other than to our current and former chief executive officers, vest in equal installments over a period of three-years, one-third on each anniversary of the award date, provided the recipient remains continuously employed through each vesting date. If the recipient is involuntarily terminated without cause (as defined in the 2009 Equity Plan) before the third anniversary of the grant date, the shares will vest pro-rata based on the length of employment during the three-year vesting period.

The number of equity awards granted to each participant is determined based on the executive’s level of responsibility and influence over the Company’s results, performance, potential to contribute to the Company’s future success and award values for executives in the peer companies. The extent of existing options or stock ownership is not generally considered in granting equity awards, except that the Company sometimes grants an initial round of equity awards to newly recruited executives to better align their interests with the shareholders’ interests from the start of employment.

Return on Invested Capital and Revenue Growth

Performance-based share awards granted before fiscal 2010 entitled the Company’s executive officers to receive common shares of the Company on the three-year anniversary of the grant date if certain ROIC and revenue growth targets set by the Committee on the grant date were met. ROIC is still a metric used for determining payouts of previously granted performance-based share awards under the Company’s OIC Plan. The Committee set ROIC objectives after considering the Company’s weighted average cost of capital and calculated ROIC as follows:

Operating Income + (depreciation and amortization)

Total Assets less Current Liabilities 1

[1]	Only the first $75 million of cash was used for the ROIC calculation, which management estimated at the time of grant was the Company’s minimum operating cash requirement. Other companies may calculate ROIC differently.

For purposes of calculating peer group revenue for the fiscal 2010 performance-based share awards, the Committee used the Stock Performance Peer Group included in the stock performance graph in the Company’s Annual Report to Shareholders, which is different from the Compensation Peer Group that the Company benchmarks against for compensation purposes. For a discussion of the difference between the Stock Performance Peer Group and the Compensation Peer Group, see page 14 above. The Committee believes that this difference was appropriate because the Company and its industry competitors operate in similar cyclical business environments.

The Stock Performance Peer Group for fiscal 2010 was:

ASM Pacific Technology Ltd.	LTX-Credence Corporation
BE Semiconductor Industries, N.V.	Novellus Systems, Inc.
Brooks Automation, Inc.	Shinkawa Ltd.
Cohu, Inc.	Teradyne Inc.
Cymer, Inc.	Ultratech, Inc.
KLA-Tencor Corp.	Varian Semiconductor Equipment Associates, Inc.
LAM Research Corp.	Veeco Instruments Inc.

Vesting of Performance-Based Equity Awards

The three-year performance period for performance-based share units granted in October 2007 expired in October 2010. Using ROIC and revenue growth to establish thresholds for performance-based share awards at the end of the performance period, the Committee adopted at the time of the grant in 2007 the following award grid for performance-based shares scheduled to vest in 2010:

Performance-based Share Award Grid

	ROIC (% Achieved Over the 3-year Measurement Period)
Revenue Growth	<2%	2-6%	6-12%	12-15%	15+%
Fourth (Top) Quartile	0%	25%	45%	50%	100%
Third Quartile	0%	15%	35%	45%	95%
Second Quartile	0%	5%	30%	35%	50%
First (Bottom) Quartile	0%	0%	25%	30%	45%

The award grids can be further explained by way of example: If at the end of the three-year performance period ending in October 2010, the Company’s revenue growth compared to the peer companies for the most recent fiscal year ending on or before this date was in the first quartile (bottom quartile) and ROIC was 13%, the executives would “vest” only 30% of performance-based shares under the October 2007 performance-based share grant. The remaining performance-based share awards would be cancelled, based on the Company’s performance compared to its peer companies.

Although the three-year performance period for the performance share units granted in October 2007 expired in October 2010, the number of shares earned cannot yet be calculated until all of the peer group companies have reported their financial results for 2010. Based on ROIC achieved during this three-year performance period of 11.95%, the performance share units will vest at between 25% and 45%.

As described above under “Equity Incentive Compensation” on page 16, during fiscal 2010, the Committee worked with Radford to review the overall structure of the performance-based share awards under the Equity Incentive Compensation Program and, as a result, the Committee approved several changes to the structure of the program. The vesting of shares under these performance-based awards now is tied to total shareholder return relative to the SOXX Index, instead of ROIC and revenue growth targets.

Equity Ownership Guidelines for Executives

For fiscal 2010, the Company’s stock ownership guidelines for executive officers were:

	Definition	Requirement
Chief Executive Officer	Common Shares Owned Outright (including 401K)	66,000 Shares
Senior Vice Presidents	Common Shares Owned Outright (including 401K)	33,000 Shares
Vice Presidents	Common Shares Owned Outright (including 401K)	14,000 Shares

Under these guidelines, officers must retain one half of their restricted stock awards until the target requirement was reached. Although there was no set timeline for an officer to achieve such target requirement, the Committee estimated that an executive would need three to four years to achieve the target requirement if the executive started with no common shares.

In December 2010, the Committee adopted revised stock ownership guidelines for officers of the Company. Effective for fiscal 2011, the Company’s stock ownership guidelines for executive officers are:

	Definition	Requirement
Chief Executive Officer	Common Shares Owned Outright (including 401K)	3x Base Salary
Chief Financial Officer; Chief Operating Officer[1]	Common Shares Owned Outright (including 401K)	2x Base Salary
Senior Vice Presidents & Vice Presidents	Common Shares Owned Outright (including 401K)	1x Base Salary
(1)	The Company does not currently have a chief operating officer.

The Committee determined that it would be in the best interests of the Company and its shareholders to increase the executive stock ownership guidelines to more closely align the guidelines to best governance practices. The Committee has set a timeline of five years for its officers to achieve these target requirements.

Compensation and Risk

In fiscal 2010, the Committee performed a risk assessment of the Company’s incentive compensation programs. The Committee reviewed the Company’s compensation practices for their potential effects on the primary risks identified to the Committee by the Company’s management in management’s 2010 enterprise risk assessment processes. The Committee’s compensation risk management assessment also considered risks to the success of potential strategic initiatives under consideration by management and the board of directors and also evaluated whether the Company’s compensation practices could potentially create new risks. After evaluating the structure of the Company’s compensation program and, in particular, the appropriate levels and metrics for incentive opportunities, the Committee concluded that the program does not encourage risks that could be considered excessive or unnecessary. The Committee believes that base salaries, the guaranteed portion of total targeted compensation, are both competitive in the marketplace and the appropriate percentage of total compensation. In fiscal 2010, base salaries of the Company’s executive officers (other than Mr. Guilmart, who joined the Company at the end of fiscal 2010) generally comprised between 26% and 46% of total targeted compensation, which the Committee believed was sufficient to balance the Company’s objectives of rewarding performance without encouraging excessive risk. In addition, the Company’s equity compensation program seeks to focus executive officers on the long-term interests of the Company through awards of performance-based shares and time-based shares that vest over multi-year periods. The Company’s stock ownership guidelines discourage executive officers from focusing on short-term results without regard for longer term consequences. The Company’s recoupment or “clawback” policy, described below, expressly provides that the Company can cancel or “clawback” incentive compensation if the basis upon which it was paid is later shown to be materially inaccurate. Finally, severance payments to executives are not payable if the executive is terminated for cause. The Committee believes that the combination of compensation elements in the program, and the related Company policies, provide executive officers with appropriate incentives to create long-term, sustainable value for shareholders, while taking thoughtful and prudent risks to grow the value of the Company.

Incentive award targets and opportunities are reviewed annually, allowing the Committee to maintain an appropriate balance between rewarding high performance without encouraging excessive risk as the Company’s business evolves.

Policy on Recovery of Previously Paid Executive Compensation

In December 2009, the Committee adopted a recoupment or “clawback” policy regarding the recovery, under certain circumstances, of executive compensation, including cash incentive compensation, stock-based awards, performance-based awards and any other form of compensation under the Company’s incentive compensation plans that are based on performance targets relating to the financial results of the Company. The policy applies to the Company’s executive officers and to the Company’s controller. In accordance with the recoupment policy, if the board of directors or the Committee determines that any fraud, gross negligence or intentional misconduct by any such officer was a significant factor contributing to the Company restating all or a portion of its financial statements, the board of directors or the Committee will take, in its discretion, such action as it deems necessary to remedy the fraud, gross negligence or intentional misconduct and prevent its recurrence. The board of directors or the Committee will also review the facts and circumstances underlying the restatement, and if any incentive award was calculated based on the achievement of financial results that were subsequently reduced due to a restatement, may in its discretion (i) require reimbursement to the Company of all or a portion of the incentive award; (ii) cancel any unvested or outstanding incentive award; and (iii) seek reimbursement of any gains realized on the exercise of the incentive awards. Under the recoupment policy, the Company may seek to recover or recoup incentive awards that were paid or vested up to 60 months prior to the date the applicable restatement is disclosed. The recoupment policy operates in addition to, and not in lieu of, any other rights of the Company to recoup or recover incentive awards under applicable laws and regulations, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act.

Other Compensation

The amounts shown in the Summary Compensation Table under the heading “Other Compensation” represent the value of Company matching contributions to the executive officers’ 401(k) accounts and the taxable value of certain life insurance benefits. In fiscal 2010, the Company’s policy on matching contributions to employees 401(k) accounts changed, resulting in decreased matching contributions. The Committee approved a special one-time transition payment to all employees, who were negatively impacted by the decrease, including Mr. Kulicke and Mr. Salmons. For fiscal 2008, “Other Compensation” also includes the value of annuities purchased by the Company’s defined benefit pension plan for Mr. Kulicke and Mr. Salmons. The value of the annuities is reported as equal to the value of the accumulated pension benefit the executive surrendered when the pension plan was terminated.

Executive officers do not generally receive perquisites or other personal benefits or property from the Company. The Committee believes that perquisites such as automobile programs can make executive compensation less transparent to shareholders; consequently, no such perquisites are generally offered to executives. The Committee has approved certain temporary relocation benefits when appropriate to assist in the transition of certain executives and their families. For example, in fiscal 2009, Mr. Torton relocated from Suzhou, China to Irvine, California and Mr. Rheault agreed to move from Fort Washington, Pennsylvania to Singapore for at least two years, and the Company provided relocation benefits in connection with these moves. In fiscal 2009, the Company provided to Mr. Torton and Mr. Rheault children’s school tuition, a club membership fee for Mr. Rheault in Singapore, housing, car rentals, a monthly cash allowance and other relocation-related reimbursements. In fiscal 2010, the Company continued to pay these transition benefits. Mr. Torton’s and Mr. Rheault’s relocation and transition benefits are described below in a footnote to the Summary Compensation Table. Additionally, in connection with Mr. Guilmart’s sign-on and relocation to Singapore, in fiscal 2011 the Company will pay to Mr. Guilmart certain relocation benefits.

As the Company completes the transition of its headquarters to Singapore, more employees are likely to receive relocation and transition benefits. The Company believes that in order to recruit and retain talented executives, these benefits are critical to the Company’s success during this transition period.

Chief Executive Officer Compensation

The Committee generally uses the same factors in determining the compensation of the Chief Executive Officer as it does for the other executive officers. The Committee considers CEO compensation in the Compensation Peer Group and the market survey data described on page 13 as a starting point for determining competitive compensation. The Committee then establishes Company performance objectives for the CEO and periodically assesses the performance of the CEO in consultation with the independent directors. The Committee also evaluates how much the CEO should be compensated in relation to the other Company executives, but the Committee has not adopted any formula limiting the level of CEO compensation as compared to other executives. Mr. Kulicke’s variable pay was significantly higher in fiscal 2010 due to the very strong Company performance. In fiscal 2010, Mr. Kulicke was paid 3.1 times the median total compensation for the other named executive officers. Based on the Mr. Kulicke’s level of responsibility, experience, and the Company’s performance, the Committee determined that the Mr. Kulicke’s pay was appropriate in absolute terms and as compared to the other executive officers.

In fiscal 2009, in light of the impact of the global economic crisis, the Company cancelled annual salary increases for its executives and employees, including the CEO. In addition, in February 2009, Mr. Kulicke’s base salary was reduced by 20%. In the fourth fiscal quarter of 2009, after a sharp rebound in the Company’s business, the Committee approved the restoration of base salaries for the Company’s executives, including the CEO.

In December 2009, the Company announced Mr. Kulicke’s planned retirement, and the term of his fiscal 2010 equity compensation award was aligned to his targeted retirement date. Mr. Kulicke’s grant was 100% performance-based share awards, with vesting tied to total shareholder return relative to the SOXX Index between the date of the award and his announced targeted retirement date of June 30, 2011. Mr. Kulicke will be required to hold vested performance shares for six months after his planned retirement date, net of sales to fund tax obligations. On October 7, 2010, the Company entered into a letter agreement with Mr. Kulicke, which describes certain arrangements related to his retirement. Mr. Kulicke received his earned but unpaid base salary through October 9, 2010, his last date of employment, and a cash incentive payment under the OIC Plan for the fourth fiscal quarter. Mr. Kulicke will receive deferred cash payments equal to the difference, if any, between (i) the fair market value of the shares of common stock of the Company to which he would have been entitled pursuant to the performance share unit awards granted to him in 2008 and 2009 had he remained employed through June 30, 2011 and (ii) the fair market value of the shares of common stock of the Company actually received by him pursuant to such awards. The foregoing deferred cash payments, if any, each will be paid in February 2012 and July 2011, respectively. The deferred cash payments, incentive compensation payment and performance-based equity awards will remain subject to the Company’s recoupment policy described above. The Committee believes that Mr. Kulicke’s pay was fair because he had the broadest responsibility and accountability in ensuring the success of our business. This is consistent with our philosophy of tying compensation to level of responsibility and influence over the Company’s results and performance.

In order to provide for a smooth management transition, on October 7, 2010, the Company entered into a consulting agreement with Mr. Kulicke pursuant to which he has agreed to provide further assistance in transitioning the chief executive officer role to Mr. Guilmart. The consulting agreement was effective on October 11, 2010 and has a three-year term. Under the consulting agreement, Mr. Kulicke receives $22,916 per month and an additional amount each month equal to the premiums payable by Mr. Kulicke for continued medical, dental and prescription coverage for the three-year term (the Company has the option of paying this amount directly to Mr. Kulicke’s insurers). Mr. Kulicke is also subject to customary confidentiality, non-competition and non-solicitation provisions.

In August 2010, the Company appointed Mr. Guilmart as president and chief executive officer of the Company effective after Mr. Kulicke’s retirement on September 30, 2010. Pursuant to an offer letter that sets forth his compensation arrangements, Mr. Guilmart receives an annual base salary equal to $615,000 (USD), payable in Singapore dollars, and is eligible to receive a bonus of up to 200% of his base salary (100% is the annual target level for such bonus) based on the achievement of certain performance goals of the Company. See “Cash Incentive Plan” on page 15 for a description of the relevant goals. The Company also granted Mr. Guilmart performance share unit awards with a value at target equal to $1.2 million pursuant to the terms of the 2009 Equity Plan and the Equity Incentive Compensation Program. These performance share units will vest based on shareholder return under the SOXX Index as described under “Equity Incentive Compensation” beginning on page 16. To incentivize Mr. Guilmart to join the Company, he will also receive, as a new hire award for being assigned to the Company’s headquarters in Singapore, a lump sum cash payment of $726,000, payable on January 3, 2011 or another date within one year of the start of his employment, as requested by Mr. Guilmart. He was awarded two grants of restricted stock units in the Company of 428,965 and 75,000 units, respectively, on October 1, 2010 as a new hire award. The first grant will vest in equal installments on each of the first three anniversaries of the grant date. The second grant will vest on March 1, 2011.

The offer letter also provides for Mr. Guilmart’s continued participation in his Association de Services des Français de l’Etranger (“ASFE”)-Mobility Benefit Plan in effect on the date of his employment. In addition, Mr. Guilmart will be provided with a relocation allowance of $250,000 to be paid on January 3, 2011 or within one year of his date of employment as requested by Mr. Guilmart and $10,000 per month in housing allowance for 24 months beginning on January 3, 2011.

A search committee of the board of directors recruited Mr. Guilmart to the Company, and the Committee negotiated Mr. Guilmart’s compensation with him. The Committee determined Mr. Guilmart’s compensation based on his experience, record of achievements as a chief executive and in the semiconductor industry, marketplace data concerning chief executive officers of similarly sized companies, and Mr. Guilmart’s compensation at his prior company. In formulating Mr. Guilmart’s compensation, the Committee also determined that the mix of base pay, cash incentive compensation and equity compensation, as well as the incentive compensation metrics were consistent with the goal of avoiding excessive and unnecessary risk. The Company believes Mr. Guilmart’s compensation is fair in light of his experience and as compared to the Company’s compensation peer group. The Company also entered into a Change of Control Agreement with Mr. Guilmart on substantially the same terms as the Company’s other executive officers described below on page 33, except that Mr. Guilmart will be eligible to receive 24 months severance instead of 18 months. Mr. Guilmart also is subject to the Company’s Officer’s Severance Pay Plan (“Severance Plan”) and the Company’s recoupment policy.

Compensation for Relocating Executives

In connection with the Company’s relocation of its headquarters to Singapore, the Company has hired new executives including Bruno Guilmart and, in fiscal 2011, Jonathan Chou, the Company’s new Chief Financial Officer and Principal Accounting Officer. In determining the compensation of these executives, the Company and the executives negotiated the specific compensation arrangements the executives would receive. The Committee determined the executives’ compensation based on their prior experience, record of achievement, marketplace data of similar executive officers and the executives’ prior compensation packages. Their compensation is aligned with the Company’s executive compensation program in terms of base salary, bonus and equity awards. For example, bonuses are tied to a percentage of base salary consistent with the Company’s OIC Plan, the executives are subject to the Company’s Severance Plan and performance-based equity grants are determined under the same metrics as other executives’ grants. The Committee also has approved certain temporary compensation and benefit allowances to assist in the transition of these executives and their families to Singapore. In addition, the Committee has approved certain employment agreements to assist with the transition of other positions to Singapore and to retain certain executives with the Company, including the agreements with Mr. Rheault and Mr. Morris described more fully on page 27.

Compensation Committee Discretion

The Committee has discretion in allocating between long-term and current compensation and cash and non-cash compensation. The Committee also has discretion in the granting of cash incentive awards and performance-based share awards and can “vest” certain awards to executive officers, at its discretion, even if specific goals are not achieved. In fiscal 2010, the Committee did not grant or vest any awards to executives where the goals established before the relevant performance periods were not achieved.

Tax and Accounting Considerations

The Committee is mindful of the potential impact upon the Company of Section 162(m) of the Code, which prohibits public companies from deducting certain executive remuneration in excess of $1,000,000. While reserving the right of the Company to offer such compensation arrangements as may from time to time be necessary to attract and retain top-quality management, the Committee intends generally to structure such arrangements, where feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m) of the Code.

SUMMARY COMPENSATION TABLE

For a discussion of the Management Development and Compensation Committee’s objectives, discretion and criteria for setting compensation, see “Compensation Discussion and Analysis” beginning on page 11 of this proxy statement.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value (3) and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Bruno Guilmart* President and Chief Executive Officer	2010	3,370	—	3,159,861	—	—	—	—	3,163,231
C. Scott Kulicke* Former Chairman of the Board and Chief Executive Officer	2010	571,147	—	1,296,048	—	894,577	—	34,361	2,796,133
	2009	478,076	—	710,000	128,462	96,227	—	35,702	1,448,467
	2008	543,792	—	646,760	116,029	119,857	(422,300)	448,354	1,452,492
Michael J. Morris* Former Vice President and Chief Financial Officer	2010	301,759	—	290,000	—	209,912	—	7,731	809,402
	2009	220,853	—	48,628	—	22,834	—	7,278	299,593

Christian Rheault Senior Vice President, Business Operations	2010	320,382	—	551,290	—	351,681	—	294,410	1,517,763
	2009	267,633	—	355,000	—	34,267	—	121,084	777,984
	2008	286,010	—	471,960	74,590	36,281	—	6,708	875,549
Charles Salmons, Senior Vice President, Engineering	2010	339,703	—	274,311	—	340,658	—	33,257	987,929
	2009	298,795	—	223,650	—	38,494	—	25,013	585,952
	2008	323,624	—	398,544	62,904	44,110	(122,800)	143,047	849,429
Shay Torton Senior Vice President, Worldwide Operations	2010	316,721	—	195,065	—	245,598	—	142,807	900,191
	2009	278,602	—	223,650	—	27,496	—	125,929	655,677

*	Mr. Guilmart was appointed President and Chief Executive Officer of the Company effective October 1, 2010, immediately after Mr. Kulicke retired as CEO effective September 30, 2010. Mr. Morris served as Chief Financial Officer of the Company until December 12, 2010. See “Chief Executive Officer Compensation” beginning on page 22 for a description of Mr. Guilmart’s compensation.
(1)	Mr. Guilmart’s salary for the days he served with the Company in fiscal 2010 was paid in Singapore dollars and was converted using the applicable exchange rate.
(2)	The amounts included in the “Stock Awards” and “Option Awards” column represent the full grant date fair value of the grants in fiscal 2008, 2009 and 2010 related to performance-based stock awards and stock option awards, calculated in accordance with ASC No. 718, Compensation, Stock Compensation. For performance-based stock awards, for fiscal 2008 and fiscal 2009, the amounts reported are valued using the closing price of the Company’s stock on the date of grant assuming payout at 100% of target performance. These values are as follows: Mr Guilmart $0, $0; Mr. Kulicke $646,760, $475,700; Mr. Morris $84,778, $12,155; Mr. Rheault $471,960, $237,850; Mr. Salmons $398,544, $111,825; and Mr. Torton $ 326,701, $111,825. At the end of the most recent fiscal year, the compensation cost recognized by the Company for the performance-based stock awards for fiscal 2008 and fiscal 2009 were measured assuming payout at 44% and 85% of target performance, respectively.
For fiscal 2010, the amounts reported for performance-based stock awards are valued using the Monte Carlo valuation method. These values are as follows: Mr Guilmart $0; Mr. Kulicke $1,296,047; Mr. Morris $166,750; Mr. Rheault $223,445; Mr. Salmons $201,100; and Mr. Torton $143,005. See the “Grants of Plan-Based Awards for Fiscal 2010 Table” for additional information regarding the full grant date fair value for the fiscal 2010 awards. Assuming payout at maximum performance of 200%, the full grant date fair value of performance-based stock awarded in fiscal 2010 would have been: Mr Guilmart $0; Mr. Kulicke $1,938,437; Mr. Morris $246,500; Mr. Rheault $330,310; Mr. Salmons $297,279; and Mr. Torton $211,398.
(3)	Amounts are changes in pension value. The Company’s defined benefit pension plan (the “Pension Plan”), was terminated in fiscal 2008 and the Pension Plan’s obligations were irrevocably transferred to Metropolitan Life Insurance Company through the purchase of a group annuity contract. As a result, the “pension value” to the participants is now zero. However, the pension participants received an annuity that was determined to be equal in value to the terminated pension benefit. The value of the annuities received by Mr. Kulicke and Mr. Salmons was $422,300 and $122,800, respectively, and such amounts are reported in the “All Other Compensation” column. There were no non-qualified deferred compensation earnings, as the Company has no deferred compensation plans.
(4)	Includes the value of 401(k) matching contributions, which decreased in fiscal 2010, and the taxable value of life insurance benefits. For Mr. Kulicke and Mr. Salmons, this also includes a payment authorized by the Management Development and Compensation Committee relating to a special one-time transition payment for all employees who were negatively affected by the decrease in the Company’s 401(k) matching policy. Executive officers do not generally receive any other prerequisites, personal benefits or property. The Company provides relocation and transition benefits when appropriate, and in fiscal 2010 Mr. Rheault and Mr. Torton received certain relocation and transition benefits when Mr. Rheault moved from the U.S. to Singapore and Mr. Torton moved from China to the U.S. In fiscal 2010, Mr. Rheault received $287,792 in relocation benefits, including $59,034 for his children’s school tuition, $118,843 for housing, a $45,804 cost of living allowance and $20,380 for a vehicle lease. In fiscal 2010, Mr. Torton received $115,685 in relocation benefits, including $17,645 net payment for his children’s school tuition, $42,000 net payment for housing, $15,000 for tax-equalization and a $7,200 car allowance.

GRANTS OF PLAN-BASED AWARDS
FISCAL 2010

For a discussion of the Company’s plan-based awards and the Management Development and Compensation Committee’s objectives, discretion and criteria for granting awards, see “Compensation Discussion and Analysis” beginning on page 11 of this proxy statement.

No awards were made in fiscal 2010 under the Company’s OIC Plan that will result in future pay-outs. The following table shows all plan-based awards granted to the executive officers during fiscal 2010. The stock awards identified in the table are also reported in the Outstanding Equity Awards Table at 2010 Fiscal Year-End, which follows this table.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant date fair value of stock and option awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bruno Guilmart	10/1/2010							75,000	470,250
	10/1/2010							428,965	2,689,611
	10/2/2010	0	615,000	1,230,000
C. Scott Kulicke	12/8/2009				0	187,833	375,666		1,296,048
	10/2/2010	0	550,000	1,100,000
Michael J. Morris	10/29/2009				0	25,000	50,000		166,750
	10/29/2009							25,000	123,250
	10/2/2010	0	129,780	259,560
Christian Rheault	10/29/2009				0	33,500	67,000		223,445
	10/29/2009							50,000	246,500
	10/29/2009							16,500	81,345
	10/2/2010	0	228,200	456,400
Charles Salmons	10/29/2009				0	30,150	60,300		201,101
	10/29/2009							14,850	73,211
	10/2/2010	0	212,633	425,266
Shay Torton	10/29/2009				0	21,440	42,880		143,005
	10/29/2009							10,560	52,061
	10/2/2010	0	152,500	305,500

(1)	Awards under the OIC Plan are paid at the end of each fiscal quarter based on performance metrics for the quarter, as described above in “Compensation Discussion and Analysis” (see page 11). The actual payments under these awards are reported above in the Summary Compensation Table in the column entitled Non-Equity Incentive Plan Compensation.
(2)	Represents target and maximum number of shares that will be awarded if all performance-based share awards are earned at the end of the performance period. The performance targets valuation and resulting awards are disclosed above in Compensation Discussion and Analysis.

Employment Agreements

In August 2010, the Company entered into an offer letter to Bruno Guilmart, which is described under “Chief Executive Officer Compensation” on page 22. The Company also entered into a Change of Control Agreement with Mr. Guilmart on substantially the same terms as the Company’s other executive officers, except that Mr. Guilmart may be eligible to receive 24 months severance instead of 18 months. Mr. Guilmart also is subject to the Company’s Severance Plan and recoupment policy.

In June 2009, the Company entered into an employment agreement with Christian Rheault. Under the employment agreement, Mr. Rheault will continue to serve as Senior Vice President of the Company, but would relocate for at least two years from the Company’s former corporate headquarters in Pennsylvania to Singapore. The employment agreement is for a two-year term, and the Company in its sole discretion may extend the term for up to one additional year. Under the agreement, Mr. Rheault will receive an annual base salary of at least $292,992, subject to any reduction that is applicable to all senior vice presidents of the Company from time to time.

Additionally, Mr. Rheault is eligible to participate in the Company’s employee benefits plans generally applicable to senior vice presidents and to earn cash and equity incentive awards. Any such annual equity awards with time-based vesting (not performance-based) granted to Mr. Rheault during the term of the agreement will vest no longer than the end of that term.

If the Company terminates Mr. Rheault’s employment without “cause” or he terminates his employment for “good reason,” Mr. Rheault will receive severance of two times his base salary payable over 24 months, beginning six months after termination of employment. For the purposes of Mr. Rheault’s employment agreement, “cause” means (i) intentional dishonesty or (ii) willful refusal to perform his duties persisting at least 30 days after written notice. “Good reason” means expiration of Mr. Rheault’s term of employment under his employment agreement, or without the officer’s consent, (i) any substantial diminution in the position or authority of the officer which is inconsistent with the officer’s then current position or authority, (ii) reduction of the officer’s base salary (other than a percentage reduction applicable to all other officers) or exclusion of the officer from compensation or benefit plans made available to other officers in his salary grade, (iii) any requirement by the Company that the officer relocate his primary office or location from Singapore for the first two years of the employment term in the absence of extraordinary circumstances, (iv) failure of the Company to relocate his family from Singapore at the end of the first two years of the employment term, (v) failure by a successor to expressly adopt the agreement, or (vi) any failure of the Company to comply with and satisfy any of the material terms or conditions of the agreement.

Mr. Rheault also will receive certain specified relocation and transition benefits in connection with his assignment to Singapore, which are described above in a footnote to the Summary Compensation Table. Further, Mr. Rheault is subject to customary confidentiality, non-compete and non-solicitation provisions.

In June 2009, the Company entered into a letter agreement with Mr. Morris to provide for severance payments in the event Mr. Morris resigned after the employment of his successor as Chief Financial Officer. Under the terms of the letter agreement, Mr. Morris was eligible to receive severance payments and other benefits described under the Severance Plan if he (i) remained employed with the Company 90 days after the employment start date of his successor and (ii) submitted his resignation within 30 days thereafter. The Company offered the letter agreement to Mr. Morris as an incentive for him to continue employment with the Company through a successful transition of his responsibilities to his successor.

On November 16, 2010, the Company notified Mr. Morris that in connection with the relocation of the Company’s headquarters to Singapore, Mr. Chou had been hired to serve as the Company’s new Chief Financial Officer. Pursuant to a new letter agreement dated November 16, 2010, which replaced the prior letter agreement with Mr. Morris, Mr. Morris’ last day as Chief Financial Officer was December 12, 2010. Mr. Morris is scheduled to remain with the Company until January 21, 2011 and has agreed to help in transitioning the chief financial officer’s responsibilities to Mr. Chou until that time. Mr. Morris will receive severance payments consistent with the terms of the Severance Plan, described below on page 32, if he does not voluntarily terminate his employment with the Company before January 21, 2011. In accordance with the Severance Plan, Mr. Morris will also subject to noncompetition and nonsolicitation provisions.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table shows all outstanding equity awards held by the executive officers at October 2, 2010, the last day of fiscal 2010. The amounts reported under the “Stock Awards” column are included in the Summary Compensation Table under “Stock Awards” to the extent included in the amount of compensation cost recognized by the Company in fiscal 2010 for financial statement reporting purposes, as calculated in accordance with ASC No. 718, Compensation, Stock Compensation. The stock awards reported in the Grants of Plan-Based Awards in fiscal 2010 above are also reported in this table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
Bruno Guilmart	—	—	—	—	—	428,965	$2,689,611	—	—
	—	—	—	—	—	75,000	$470,250	—	—
C. Scott Kulicke	110,600	—	—	$14.38	10/20/2010	—	—	—	—
	111,500	—	—	$16.12	11/21/2011	—	—	—	—
	76,000	—	—	$12.05	10/8/2013	—	—	—	—
	175,000	—	—	$7.14	10/30/2014	—	—	—	—
	28,000	—	—	$8.50	10/4/2016	—	—	—	—
	28,000	—	—	$8.74	10/5/2017	—	—	—	—
	—	80,000	—	$3.55	10/9/2018	—	—	—	—
	—	—	—	—	—	—	—	74,000	$463,980
	—	—	—	—	—	—	—	134,000	$840,180
	—	—	—	—	—	—	—	187,833	$1,177,713
	—	—	—	—	—	43,995	$275,849	—	—
Michael J. Morris	33,750	11,250	—	$8.57	11/2/2016	—	—	—	—
	6,150	—	—	$8.74	10/3/2017	—	—	—	—
	—	—	—	—	—	—	—	9,700	$60,819
	—	—	—	—	—	—	—	3,424	$21,468
	—	—	—	—	—	—	—	25,000	$156,750
	—	—	—	—	—	6,848	$42,937	—	—
	—	—	—	—	—	25,000	$156,750	—	—
Christian Rheault	17,000	—	—	$14.38	10/20/2010	—	—	—	—
	21,000	—	—	$16.12	11/21/2011	—	—	—	—
	20,000	—	—	$12.05	10/8/2013	—	—	—	—
	31,950	—	—	$7.14	10/30/2014	—	—	—	—
	13,900	—	—	$8.50	10/4/2016	—	—	—	—
	18,000	—	—	$8.74	10/3/2017	—	—	—	—
	—	—	—	—	—	—	—	54,000	$338,580
	—	—	—	—	—	—	—	67,000	$420,090
	—	—	—	—	—	—	—	33,500	$210,045
	—	—	—	—	—	16,500	$103,455	—	—
	—	—	—	—	—	50,000	$313,500	—	—
	—	—	—	—	—	21,997	$137,921	—	—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
Charles Salmons	41,600	—	—	$14.38	10/20/2010	—	—	—	—
	42,000	—	—	$16.12	11/21/2011	—	—	—	—
	41,000	—	—	$12.05	10/8/2013	—	—	—	—
	12,349	—	—	$8.50	10/4/2016	—	—	—	—
	15,180	—	—	$8.74	10/3/2017	—	—	—	—
	—	—	—	—	—	—	—	45,600	$285,912
	—	—	—	—	—	—	—	31,500	$197,505
	—	—	—	—	—	—	—	30,150	$189,041
	—	—	—	—	—	20,997	$131,651	—	—
	—	—	—	—	—	14,850	$93,110	—	—
Shay Torton	18,800	—	—	$14.38	10/20/2010	—	—	—	—
	23,000	—	—	$16.12	11/21/2011	—	—	—	—
	16,000	—	—	$12.05	10/8/2013	—	—	—	—
	17,000	—	—	$7.14	10/30/2014	—	—	—	—
	12,375	—	—	$8.50	10/4/2016	—	—	—	—
	13,375	—	—	$8.74	10/3/2017	—	—	—	—
	—	—	—	—	—	—	—	37,380	$234,373
	—	—	—	—	—	—	—	31,500	$197,505
	—	—	—	—	—	—	—	21,440	$134,429
	—	—	—	—	—	20,997	$131,651	—	—
	—	—	—	—	—	10,560	$66,211	—	—

(1)	For awards with an exercise price of $3.55 (grant date of October 8, 2008), the options vest on the second anniversary of the grant date. Mr. Morris received an award with an exercise price of $8.57 (grant date of November 1, 2006) that vests 1/4 on each of the next four anniversaries of the grant date.
(2)	Number of shares are common shares underlying time-based restricted stock awards. Grants listed in this column were made on October 8, 2008 and October 29, 2009, except for the grants to Mr. Guilmart, which were made on October 1, 2010. The time-based restricted stock awards all vest 1/3 on each of the next three anniversaries of the grant date, except that Mr. Guilmart’s grant of 75,000 shares will vest on March 1, 2010 and Mr. Rheault’s time-based restricted stock awarded to him during the term of his employment agreement will vest no later than the last day of his employment term under that agreement.
(3)	Number of shares are common shares underlying performance share awards, assuming all are earned at target performance at the end of the applicable performance periods. The awards cliff vest at the end of performance periods, which are the three-years after the date of grant, to the extent performance goals are achieved. Grants listed in the first row in this column were made on October 2, 2007, grants listed in the second row were made on October 8, 2008 and grants listed in the third row were made on October 29, 2009. However, the grant listed in the third row for Mr. Kulicke was made on December 8, 2009 and is scheduled to vest on his announced targeted retirement date of June 30, 2011.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2010

The following table reports all exercises of stock options by the executive officers and all the vesting of stock awards of the executives officers in fiscal 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bruno Guilmart	—	$—	—	$—
C. Scott Kulicke	—	$—	22,005	$132,910
Michael J. Morris	—	$—	3,426	$20,693
Christian Rheault	16,000	$82,720	11,003	$66,458
Charles Salmons	156,000	$350,270	10,503	$63,438
Shay Torton	24,000	$102,969	10,503	$63,438

Pension Plan

The Company had a non-contributory defined benefit pension plan covering substantially all of its U.S. employees who were employed on September 30, 1995. Effective December 31, 1995, benefit accruals under the Company’s pension plan were frozen. Retirement benefits under this plan were determined under a formula based on length of service and average compensation in the three consecutive calendar years during the ten year period ended December 31, 1995, producing the highest average (subject to certain Internal Revenue Code limits). Compensation for accruals earned before October 1, 1994 included all salary or wages which are reportable to the Internal Revenue Service on Form W-2; compensation for accruals after October 1, 1994 included only base salary or wages, commissions, incentive pay, overtime pay, and short-term disability pay. Unreduced benefits were available at age 65 (the plan’s normal retirement age) with reduced early retirement benefits available as early as age 55.

The U.S. pension plan subsequently purchased a group annuity contract, and in fiscal 2008 the U.S. pension plan termination became final and irrevocable. Change in Pension Value in the Summary Compensation Table for fiscal 2008 represents the transfer of pension plan obligations from the Company to Metropolitan Life Insurance Company.

EMPLOYMENT AGREEMENTS, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

Officer Severance Pay Plan

The Company’s Officer Severance Pay Plan (the “Severance Plan”) provides for severance payments and benefits to executive officers of the Company whose employment is terminated by the Company without “Cause” and to any officer who voluntarily terminates his or her employment for “Good Reason” within six months after the event that constitutes “Good Reason.” For purposes of the Severance Plan, “Cause” means (i) intentional dishonesty, (ii) physical or mental incapacity or (iii) willful refusal to perform his or her duties persisting at least 30 days after written notice. “Good Reason” means, without the officer’s consent, (i) any substantial diminution in the position or authority of the officer which is inconsistent with the officer’s then current position or authority, (ii) reduction of the officer’s base salary (other than a percentage reduction applicable to all other officers) or exclusion of the officer from compensation or benefit plans made available to other officers in his or her salary grade, (iii) any requirement by the Company that the officer relocate his or her primary office or location to any office or location more than 30 more miles away from the officer’s then current primary residence (except in connection with termination of expatriate assignments), (iv) failure by any successor to the Company to expressly adopt the Severance Plan, or (v) any failure of the Company to comply with and satisfy any of the material terms or conditions of the Severance Plan. The severance payments and benefits under the Sevarance Plan are as follows:

•	An amount equal to six months of base salary as of the last day of such officer’s employment, less certain deductions. However, if the officer enters into a general release in favor of the Company, the Company will instead pay an amount equal to 18 months base salary (24 months for Mr. Guilmart).

•	Severance payments will be paid as follows: (i) six months after the officer’s last day of employment, the officer will receive a lump sum payment equal to six months base salary and (ii) thereafter, the officer, if eligible for 18 months base salary, will receive salary continuation on such officer’s regularly scheduled pay dates for 12 months. The six month waiting period for severance payments to begin applies only to executives who are U.S. taxpayers and are therefore subject to Section 409A of the Internal Revenue Code, as amended (the “Code”) and the Treasury Regulations issued thereunder.
•	Continuation of participation in medical, prescription drug, dental, and vision benefit programs for 6 months after the last day of the officer’s employment (or for an aggregate of 18 months if the officer had delivered the general release). Participation would be at the same rate of premium payment by the officer applicable to current employees.
•	Continuation of eligibility to participate in Company life insurance program to a maximum of six months after the last day of the officer’s employment, subject to the agreement of the life insurance provider.
•	Vesting of stock options stops on the last day of the officer’s employment and the former officer has three months after such date to exercise vested stock options, unless different terms apply under the applicable stock option plan(s). Any entitlement to performance share awards would be determined in accordance with the terms of the applicable plan. If the applicable three-year performance period has not ended, employees who are eligible to retire are eligible to receive a portion of the performance share award based on the portion of the three-year performance period completed. Mr. Salmons would be eligible to retire based on his years of service and age.
•	An officer would be eligible for a quarterly cash incentive award for a fiscal quarter (if awards are granted) under the Company’s OIC Plan only if the officer’s last day of employment is on or after the last day of such fiscal quarter.

Under the Severance Plan, the Company will not pay any severance payment or benefit of any kind to an officer terminated by the Company in connection with a divestiture of a business of the Company if the officer receives an offer of employment from the purchaser (or an affiliate of the purchaser) which includes target annual cash compensation of at least 90% of his or her targeted annual cash compensation at the Company on the last day of employment. For purposes of this calculation, the Company target annual cash compensation does not include any special bonus or other amount payable or paid to the officer in connection with the disposition of the of the divested business, if any. The Management Development and Compensation Committee may pay additional severance to an executive officer if the Management Development and Compensation Committee determines that an additional payment is in the Company’s best interests.

Under the Severance Plan, the executives are also subject to noncompetition and nonsolicitation provisions. The Severance Plan does not apply to any officers with employment agreements providing for alternative severance arrangements.

Employment Agreements

As described on page 27, Mr. Guilmart and Mr. Rheault are eligible to receive severance in accordance with the terms of their employment agreements, and Mr. Morris is eligible to receive severance in accordance with the terms of his letter agreement if he does not voluntarily terminate his employment with the Company before January 21, 2011.

SEVERANCE AND EQUITY COMPENSATION IF TERMINATED (NO CHANGE IN CONTROL)

The following table presents maximum payment amounts under the Company’s Severance Plan and the values of equity awards under the Company’s equity plans for our named executive officers, other than Mr. Kulicke and Mr. Morris, had they been terminated without cause or resigned for good reason on October 2, 2010 (outside of the context of a change in control). The nature and amount of the benefits payable to Mr. Kulicke in connection with his retirement and to Mr. Morris in connection with his resignation are described in the narrative below the table.

Name	Severance Plan(1)	Employment Agreement(2)	Time-based Share Awards(3)	Performance- based Share Awards(4)	Stock Options(5)	Total
Bruno Guilmart	$—	$1,230,000	$—	$—	—	$1,230,000
Christian Rheault	$—	$652,000	$164,246	$64,180	—	$880,426
Charles Salmons	$490,691	$—	$28,450	$183,946	—	$703,087
Shay Torton	$457,500	$—	$20,231	$41,075	—	$518,806
(1)	Amounts equal 18 months base salary, payable beginning 6 months after termination of employment.
(2)	Mr. Guilmart’s offer letter and Mr. Rheault’s employment agreement provide for severance in an amount equal to 24 months’ base salary.
(3)	Time-based share awards granted in fiscal 2010 vest pro rata on an accelerated basis based on full months worked upon an involuntary termination without cause.
(4)	Performance-based share awards can vest in part before the end of a three-year performance period if the executive is retirement-eligible; however, shares would not be awarded until the end of the performance period. Mr. Salmons is retirement eligible. Values assume achievement of performance goals resulting in 100% vesting of performance-based shares. Performance-based share awards granted in fiscal 2010 for all named executive officers can vest pro rata based on full months worked upon involuntary termination without cause if Company performance goals are achieved at the end of the three-year performance period. Value of shares is equal to the closing price of the Company’s stock of $6.27 on October 2, 2010.
(5)	Stock options vest 100% upon a termination of employment for retirement-eligible employees. Mr. Salmons is retirement eligible. Value of options is equal to the closing price of the Company’s stock of $6.27 on October 2, 2010 less the grant price of the option award.

Upon death or disability the named executive officers will not receive any severance payments under the Severance Plan. However, upon retirement or other termination, if the officer is retirement-eligible, any unvested stock options held by such officer are accelerated and the officer would have 12 months in which to exercise such options. If the officer is terminated and does not qualify for retirement, any vested stock options as of the date of termination would be given an additional three-month grace period in which the officer could exercise them. Additionally, all performance-based share awards will vest pro rata upon death, disability or retirement.

Mr. Kulicke retired as CEO effective September 30, 2010. On October 7, 2010, the Company entered into a letter agreement with Mr. Kulicke, which describes certain arrangements related to his retirement. In connection with his retirement, Mr. Kulicke received his earned but unpaid base salary through October 9, 2010, and his earned cash incentive payment under the OIC Plan for the fourth fiscal quarter. Mr. Kulicke also will receive deferred cash payments equal to the difference, if any, between (i) the fair market value of the shares of common stock of the Company to which he would have been entitled pursuant to the performance share unit awards granted to him in 2008 and 2009 had he remained employed through June 30, 2011 and (ii) the fair market value of the shares of common stock of the Company actually received by him pursuant to such awards. The foregoing deferred cash payments, if any, each will be paid in February 2012 and July 2011, respectively. As of December 17, 2010, the value of these deferred cash payments was $283,231 and $1,108,532, to be paid in February 2012 and July 2011, respectively. The deferred cash payments, incentive compensation payment and performance-based equity awards will remain subject to the Company’s recoupment policy described above.

Additionally, in order to provide for a smooth management transition, on October 7, 2010, the Company entered into a consulting agreement with Mr. Kulicke, which is described more fully on page 43.

Mr. Morris served as Chief Financial Officer until December 12, 2010. Pursuant to a letter agreement dated November 16, 2010, described more fully at page 27 above, Mr. Morris is scheduled to remain with the Company until January 21, 2011 and has agreed to help in transitioning the chief financial officer’s responsibilities to Mr. Chou until that time. Mr. Morris will receive severance of $432,600, in an amount equal to 18 months’ base salary, consistent with the terms of the Company’s Severance Plan, if he does not voluntarily terminate his employment with the Company before January 21, 2011. This amount will be payable beginning six months after the termination of his employement. A description of the severance payments and benefits under the Severance Plan is provided above beginning at page 30. In accordance with the Severance Plan, Mr. Morris will also subject to noncompetition and nonsolicitation provisions.

Change of Control Arrangements

On March 25, 2009, the Company entered into Change of Control Agreements with its then-current executive officers, other than Mr. Morris. Additionally, on December 23, 2010, the Company entered into a Change of Control Agreement with Mr. Guilmart as contemplated by his offer letter. The agreements provide for benefits in the event of the termination of an officer’s employment under special circumstances following a change of control. Under the agreements, a “Change of Control” includes: (i) an acquisition of voting securities by any person after which such person has beneficial ownership of 50% or more of the voting power of outstanding voting securities; (ii) an acquisition of all or substantially all of the assets of the Company; (iii) when the individuals who, at the beginning of a two-year period, were members of the Company’s board of directors, cease for any reason to constitute at least a majority of the original board of directors (unless the election, or nomination for election by the shareholders, of any new director was approved by a vote of at least 75 percent of the original board of directors); or (iv) a consummation by the Company of a merger, consolidation or share exchange, as a result of which the shareholders immediately before the event will not hold a majority of the voting power immediately after such event.

An officer who is a party to an agreement and whose employment is terminated by the Company for any reason other than cause, or by the officer for good reason as provided for in the agreements, within 18 months after a Change of Control (24 months for Mr. Guilmart), will receive the following payments and benefits:

•	termination pay equal to the benefit multiple assigned to the officer times the sum of the officer’s annual base salary and his targeted cash incentive (the “Benefit Amount”) provided that any Benefit Amount may be reduced to $10 less than the amount which would subject the officer to excise tax with respect to such payment under Section 4999 of the Code or would make payment thereof non-deductible by the Company under Section 280G of the Code;
•	continuation of medical, prescription drug, dental, and vision benefits for number of months for which the Benefit Amount is payable for the officer, officer’s spouse and dependent children at the same premium rate as in effect prior to the officer’s termination date;
•	continuation of eligibility to participate in the Company’s life insurance program for a maximum of six months after the last day of the officer’s employment if permitted by the life insurance provider; and
•	equity compensation with respect to any outstanding equity awards as provided under each applicable grant agreement and the plans governing such awards.

The executive officers’ agreements provide that the benefit multiple and number of months of payment are:

Mr. Rheault, Mr. Salmons and Mr. Torton’s agreements provide a benefit multiple of 1.5 and continuation for 18 months. Mr. Guilmart’s agreement provides a benefit multiple of 2.0 and continuation for 24 months.

Payment of the full Benefit Amount is subject to the officer entering into a general release in favor of the Company. If the officer does not enter into the general release, the officer will only be entitled to six months of any Benefit Amount.

The Benefit Amount will be paid as follows: (i) on the first business day following the six month anniversary of the officer’s last day of employment, the officer will receive a lump sum payment equal to six months of the Benefit Amount and (ii) thereafter, the officer will receive any remaining Benefit Amount in accordance with such officer’s regularly scheduled pay dates for the officer’s specified number of months. The six month waiting period for severance payments to begin applies only to executives who are U.S. taxpayers and are therefore subject to Section 409A of the Code and the Treasury Regulations issued thereunder.

If an officer who is a party to a Change of Control Agreement is terminated upon a Change of Control, the officer is only entitled to the Benefit Amount under the agreement and not pursuant to any other severance pay plan or similar program. In addition, under the agreements, the officers are subject to certain confidentiality provisions.

Under the 2009 Equity Plan, the 2008 Equity Plan (the “2008 Plan”), the 2006 Equity Plan (the “2006 Plan”), the 2001 Employee Incentive Stock Option and Non-Qualified Stock Option Plan, as amended (the “2001 Plan”), the 1999 Nonqualified Employee Stock Option Plan (the “1999 Plan”), the 1998 Employee Incentive Stock Option and Non-Qualified Stock Option Plan, as amended (the “1998 Plan”) and the 1994 Employee Incentive Stock Option and Non-Qualified Stock Option Plan, as amended (the “1994 Plan”), in the event of a change in control of the Company, all outstanding options become fully vested and exercisable (under the 2009 Equity Plan, if the Company is not the surviving entity). For the purposes of these plans, a change in control includes: (1) an acquisition of voting securities by any person after which such person has beneficial ownership of 50% or more of the voting power of the Company’s outstanding voting securities, (2) the individuals who, as of a date set forth in the applicable plan, were members of the Company’s board of directors cease for any reason to constitute at least two-thirds (majority under the 2009 Equity Plan) of the board of directors (unless the election, or nomination for election by the shareholders, of any new director (75% of new directors under the 2009 Equity Plan) was approved by a vote of at least two-thirds (majority under the 2009 Equity Plan) of the original board of directors), (3) approval by the shareholders of a merger or consolidation in which the shareholders immediately before the merger or consolidation do not own at least 50% of the combined voting power of the outstanding voting securities after the merger or consolidation, (4) approval by the shareholders of a complete liquidation or dissolution of the Company (except in the case of the 2009 Equity Plan) or an agreement for the sale or disposition of all or substantially all the assets, (5) acceptance by the shareholders of shares in a share exchange in which the shareholders immediately before the share exchange do not own at least 50% of the combined voting power of the outstanding voting securities after the share exchange.

Under the Company’s 2006 Plan and 2008 Plan, all outstanding performance stock and share unit awards become fully vested upon a change of control. Under the Company’s 2009 Equity Plan, upon a change of control, if the surviving entity does not assume all of the outstanding awards, restricted stock awards and share unit awards become fully vested and the performance requirements for outstanding performance stock awards are waived and such awards vest if the participant is employed by the Company on the last day of the performance period. However, if the surviving entity assumes all of the outstanding awards and the participant is involuntarily terminated without cause within a 24-month period of the change of control, then restricted stock awards and share unit awards become fully vested and any performance stock awards will vest on a prorated basis based on the number of full months worked in the performance period prior to termination and adjusted based on actual performance at the end of the vesting period.

Under the Company’s 1997 Non-Qualified Stock Option Plan for Non-Employee Directors, as amended (the “1997 Director Plan”), if the Company is a party to any merger in which it is not the surviving entity, or any consolidation or dissolution, all outstanding options will vest and terminate and the optionee will receive, in cash, from the Company an amount equal to the fair market value of the common shares subject to his or her outstanding options less the amount which would be required to exercise such options.

SEVERANCE AND EQUITY COMPENSATION AFTER CHANGE IN CONTROL

The following table presents maximum payment amounts under the Change in Control Agreements for the named executive officers, other than Mr. Kulicke and Mr. Morris, had they been terminated on October 2, 2010 after a change in control, and the values of equity awards under the Company’s equity plans for executive officers if a change in control occurred on October 2, 2010. The nature and amount of the benefits payable to Mr. Kulicke in connection with his retirement and to Mr. Morris in connection with his resignation are described above at page 32.

Name	Change of Control Agreement(1)	Performance- based Share Awards(2)(3)	Time-based Restricted Stock Awards(2)(3)	Stock Options(2)(3)	Total
Bruno Guilmart	$2,460,000	$—	$3,159,861	—	$5,619,861
Christian Rheault	$831,300	$822,850	$451,415	—	$2,105,565
Charles Salmons	$809,641	$541,179	$127,889	—	$1,478,709
Shay Torton	$686,250	$472,953	$109,957	—	$1,269,160
(1)	Assuming the executive officer is terminated within 18 months of the change of control (24 months for Mr. Guilmart), the change of control agreements provide that the number of months of payment of total target compensation (base salary and target bonus) are: Bruno Guilmart, 24 months; Christian Rheault, Charles Salmons and Shay Torton, 18 months.
(2)	For equity granted from the 2006 and 2008 Equity Plans, performance-based stock awards, time-based stock awards and stock options vest 100% immediately upon a change in control. For equity granted from the 2009 Equity Plan, if the surviving entity does not assume all of the outstanding awards, stock option and time-based restricted stock awards will immediately vest upon a change in control and the performance requirements (but not the service period) are waived for performance-based stock awards and awards are payable in cash at target performance. If the awards are assumed and the executive is terminated involuntarily without cause within a 24-month period of the event, the stock options and the time-based stock awards vest upon termination and the performance-based stock award amounts are pro rated based on full months worked and adjusted at the end of the vesting period for performance. The values above assume 100% target performance.
(3)	Value of shares and options is based on the closing share price of $6.27 on NASDAQ on October 2, 2010 less the grant price of the option award.

DIRECTOR COMPENSATION

The following table presents all compensation paid to the Company’s directors in fiscal 2010. Mr. Guilmart and Mr. Kulicke were not paid any additional compensation for serving as directors in fiscal 2010.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Brian R. Bachman	$52,042	$120,003	—	—	—	—	$172,004
John A. O’Steen	$41,000	$120,003	—	—	—	—	$161,003
Garrett E. Pierce	$46,083	$120,003	—	—	—	—	$166,086
MacDonell Roehm, Jr.	$57,333	$120,003	—	—	—	—	$177,336
Barry Waite	$39,000	$120,003	—	—	—	—	$159,003
C. William Zadel	$51,000	$120,003	—	—	—	—	$171,003
(1)	The amounts included in the “Stock Awards” column represent the full grant date fair value of compensation cost recognized by the Company related to stock awards for fiscal 2010.

During fiscal 2010, directors who were not officers of the Company received a quarterly cash retainer of $5,000, plus $2,000 for each meeting of the board of directors attended in person and $1,000 for each telephone meeting of the board of directors attended. Committee Chairmen were paid an additional annual retainer of $5,000 and effective May 2010, the Chairman of the Management Development and Compensation Committee was paid an annual retainer of $7,500, and the Chairman of the Audit Committee was paid an annual retainer of $10,000. Committee members were paid $1,000 for each committee meeting. Mr. Roehm received an additional annual retainer of $5,000 for serving as lead independent director and, upon his appointment in May 2010, an annual retainer of $25,000 for serving as chairman of the board of directors. Directors are paid $1,000 for each executive session not held on the date of a board meeting.

Beginning in fiscal 2007, pursuant to the 2007 Equity Plan for Non-Employee Directors (the “2007 Non-Employee Director Plan”), in lieu of stock option grants, directors received grants of common shares under the 2007 Non-Employee Director Plan, which are subject to the stock ownership guidelines described below. Under the 2007 Non-Employee Director Plan, each non-employee director was granted a number of common shares closest in value to, without exceeding, $30,000 upon his or her initial election to the board of directors and on the first business day of each calendar quarter while serving on the board of directors. In fiscal 2009, in light of the economic conditions and historically low stock price in at the beginning of fiscal 2009, the board of directors reduced its quarterly stock grant by one-third, to a number of common shares closest in value to, without exceeding, $20,000, with the objective of reducing dilution, burn rate and director compensation during the global economic downturn. The quarterly stock grant was restored to $30,000 in late 2009, after a sharp rebound in the Company’s results and in conjunction with the restoration of executive officers’ base salaries. Beginning in April 2009, the directors’ grants are made pursuant to the 2009 Equity Plan and are made at the $30,000 level.

The following stock ownership guidelines apply to the non-employee directors:

•	Each non-employee director should beneficially own common shares of the Company with an aggregate market value of at least $120,000, which currently equates to a multiple of six times the annual retainer for directors;
•	Each current non-employee director has met this guideline. All new directors must meet this guideline within two years after becoming a director of the Company;
•	Shares that count toward satisfaction of the stock ownership guideline include shares owned directly by the director, shares owned jointly by the director and his or her spouse, shares held by the director’s immediate family, and shares held in trust for the benefit of the director or a member of the director’s immediate family. Options or other rights to acquire stock do not count toward satisfaction of the guideline; and
•	Exceptions may be made by the Nominating and Governance Committee of the board of directors in the cases of financial hardship.

ITEM 3 — ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 951 of the Dodd-Frank Act requires the Company to provide our shareholders with the opportunity to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in the “Compensation Discussion and Analysis” (beginning on page 11) and the accompanying tabular and narrative disclosure. This vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation. The board of directors asks that you approve the compensation of our named executive officers.

The Management Development and Compensation Committee (the “Committee”) and the board of directors value the opinion of our shareholders and will take into account the outcome of the vote when considering future executive compensation matters. Because this vote is advisory, however, it is not binding on the board of directors and will not directly affect or otherwise limit any existing compensation or award arrangements of any of our named executive officers.

We structure our executive compensation program to reward executives for the Company’s performance, to build and retain a team of tenured, seasoned executives by maintaining competitive levels of compensation and to invest our executive officers, including our named executive officers, in the long-term success of the Company. By adhering to these goals, we believe that the application of our compensation program has resulted in executive compensation decisions that are appropriate and that have benefitted the Company over time.

We also understand that certain aspects of our compensation program may need to change over time and therefore, the Committee undertakes to review our compensation program annually. For example, in fiscal 2010, the Committee undertook a review of the Company’s Equity Compensation Incentive Program, improving the program by increasing transparency to shareholders, aligning long-term incentive value for our executives with the value created for shareholders and tying vesting of equity compensation awards to performance relative to shareholder return achieved by an index of similar investments, rather than performance against an absolute metric established based on internal forecasts. Additionally, in December of 2010, the Committee increased the executive stock ownership guidelines to better align the guidelines to best governance practices.

The Company’s executive compensation program has resulted in a performance-oriented environment by making a significant portion of each executive’s cash and equity compensation conditioned on the achievement of performance targets. For example:

•	All of the annual equity awards to our former CEO in fiscal 2010, and to our current CEO in December 2010, were performance-based awards;
•	Two-thirds of the equity awards to senior vice presidents were performance-based awards and one-third were time-based restricted stock awards, while for the other named executives officers, half of the equity awards were performance-based awards and the other half were time-based restricted stock awards;
•	The vesting of performance shares is tied to total shareholder return relative to the companies comprising the Philadelphia Semiconductor Index, measured over a three-year performance measurement period; and
•	Quarterly cash incentive payments made pursuant to the Company’s Officer Incentive Compensation Plan are based on ROIC targets and on achievement of individual performance objectives.

We also structure our executive compensation program with the appropriate levels and metrics for incentive opportunities, without encouraging executives to take risks that could be considered excessive or unnecessary. For example,

•	Base salaries of the Company’s executive officers range between 26% and 46% of total targeted compensation;

•	The Committee increased executives’ stock ownership guidelines to three times base salary for the CEO, two times base salary for the chief financial officer and one time base salary for other officers;
•	The Committee emphasizes long term equity compensation for executive officers with 100% of annual CEO equity awards and two-thirds of annual equity awards to senior vice presidents as performance-based shares, which cliff-vest after the conclusion of a three-year service and performance period if performance goals are achieved; and
•	During fiscal 2010, the Committee adopted a recoupment or “clawback” policy regarding the recovery of executive compensation that is based on performance targets relating to the financial results of the Company. Under the policy, if the board of directors or Committee determines that any fraud, gross negligence or intentional misconduct by any executive officer was a significant factor contributing to the Company restating all or a portion of its financial statement(s), then the board of directors or the Committee will take action it deems necessary to remedy the fraud, gross negligence or intentional misconduct and prevent its recurrence. The Company may seek to recover or recoup incentive awards that were paid or vested up to 60 months prior to the date the applicable restatement is disclosed. The recoupment policy operates in addition to, and not in lieu of, any other rights of the Company to recoup or recover incentive awards under applicable laws and regulations, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act.

The Company’s balanced compensation culture and focus on pay for performance is illustrated by the amounts and types of compensation paid to executives in fiscal 2009 and fiscal 2010. Fiscal 2009 included a severe industry downturn related to the global economic crisis, and resulted in poor Company financial performance. As a result, in February of 2009, the Committee reduced the CEO’s base salary by 20% and reduced the other executive officers’ base salaries by 15%. The Committee restored base salaries in the fourth fiscal quarter of 2009 only when business improved. The performance-based stock awards, which included fiscal 2009 as the final year of the three-year performance period, did not vest and the entire award granted to executives was forfeited. In contrast, fiscal 2010 was one of the most successful years in the Company’s history, marked by sharp increases in sequential revenue and profit growth in all four fiscal quarters. As a result of this success, the Company’s executive officers earned substantial cash incentive compensation in fiscal 2010 under the terms of the Company’s Officer Incentive Compensation Plan.

We invite you to consider the details provided in the “Compensation Discussion and Analysis” (beginning on page 11), as well as the accompanying tabular and narrative disclosure. We are asking our shareholders to indicate their support for the compensation of our named executive officers by voting “FOR” the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, the SEC’s executive compensation disclosure rule, in the “Compensation Discussion and Analysis” and the related accompanying tabular and narrative disclosure included in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

ITEM 4 — ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON
EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Act also requires the Company at this annual meeting to provide its shareholders with a separate advisory vote on the frequency of the advisory vote set forth in Item 3 above. By voting on this Proposal 4, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation annually, every two years, or every three years. Shareholders also have the option to abstain from voting on this matter.

The Committee and the board of directors value the opinion of our shareholders and will take into account the outcome of the vote when considering the frequency of the advisory vote set forth in Item 3. Because this vote is advisory, however, it is not binding on the board of directors, and the board may decide it is in the best interests of our Company and our shareholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The board of directors has determined that an annual advisory vote on executive compensation is the best approach for our Company and our shareholders. It is important that our executive compensation policies and procedures are aligned with the best interests of our shareholders and our Company. Thus, the board of directors believes that the Company’s shareholders will have the most consistent opportunity to provide the Company with their input on our compensation philosophy, policies and practices by having an advisory vote on executive compensation every year.

Accordingly, the board of directors recommends that you mark ONE on the proxy card for Item 4 for an annual vote, on an advisory basis, on the Company’s executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION OF ONCE EVERY YEAR (ONE) AS TO THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning the Company’s equity compensation plans as of October 2, 2010:

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by security holders(1)	2,762,296	$10.54	6,771,796
Equity compensation plans not approved by security holders(2)	895,563	$9.10	0
Total	3,657,859	$10.19	6,771,796
(1)	The following equity compensation plans have been approved by our shareholders: the 1994 Plan; the 1997 Director Plan; the 1998 Plan; the 2001 Plan; the 2006 Plan, the 2007 Non-Employee Director Plan, the 2008 Plan and the 2009 Equity Plan.
(2)	The Company’s 1999 Plan is the only current equity compensation plan of the Company that has not been approved by our shareholders. This plan was approved by the board of directors on September 28, 1999 and, under the 1999 Plan, only employees of the Company and its subsidiaries who are not directors or officers were eligible to receive grants. No further grants may be made under the 1999 Plan. The Management Development and Compensation Committee of our board of directors administers the 1999 Plan. The exercise price of options granted under the 1999 Plan is equal to 100% of the fair market value of the Company’s common shares on the date of grant. Options granted under the 1999 Plan are exercisable at such dates as are determined in connection with their issuance, but not later than ten years after the date of grant. The Company last granted options under the 1999 Plan in October 2007. Also includes inducement grants made on January 3, 2007 to new employees of the Company. These inducement awards, which were granted without shareholder approval pursuant to Nasdaq Marketplace Rule 4350(i)(1)(A)(iv), have the following terms: (a) an exercise price of $8.43 per share which is equal to the closing price of shares of the Company’s common stock on January 3, 2007, (b) an expiration date of January 3, 2017 (or February 3, 2017 for residents of certain countries), and (c) a vesting schedule providing that all options vested on January 3, 2008.
(3)	As a result of the adoption of the 2009 Equity Plan, no further awards will be granted under any of the above named plans other than the 2009 Equity Plan, but shares subject to awards currently outstanding under such plans that are terminated, cancelled, surrendered or forfeited may be re-issued in the discretion of the Management Development and Compensation Committee of our board of directors under the 2009 Equity Plan.

CORPORATE GOVERNANCE

Board Matters

The board of directors has determined that directors Brian R. Bachman, John A. O’Steen, Garrett E. Pierce, MacDonell Roehm, Jr., Barry Waite and C. William Zadel are “independent” as defined by applicable listing standards of the Marketplace Rules of the NASDAQ Global Market and the SEC rules. In fiscal 2010, the board of directors met six times, and met five times in executive session.

Each director attended all of the board and applicable committee meetings in fiscal 2010. From time to time, the board of directors acts by unanimous written consent as well. All directors are expected to attend the annual meeting of shareholders. All of the directors attended the 2010 annual meeting of shareholders.

Board Leadership

Historically, the Company’s leadership structure consisted of a combined chief executive officer (“CEO”) and chairman role, led by Mr. Kulicke as both CEO and chairman. In May 2010, the board of directors approved amendments to the Company’s By-laws to separate the roles of CEO and chairman. As a result, the By-laws currently provide that the chairman of the board of directors shall not be a current or former executive officer of the Company. In connection with these amendments, Mr. Kulicke resigned as the Company’s chairman and Mr. Roehm was elected by the board of directors as the new chairman. Mr. Roehm had been lead independent director from October 2003 until his election as chairman. When Mr. Kulicke retired as CEO and Mr. Guilmart was appointed as his replacement, Mr. Roehm remained chairman of the board.

The board of directors separated the positions of Chairman of the Board and CEO because it determined that this enhances the independence of the board of directors, increases the effectiveness of the board of directors’ oversight of management, deters conflicts of interest and conflicts of function that may arise when the CEO is also the Chairman, and permits our CEO to devote a greater amount of time and concentration to the management and development of the Company and our business.

Board’s Role in Risk Oversight

While management is responsible for risk management in daily operations, the board of directors is responsible for overall risk oversight of the Company. The board of directors oversees risk management and endeavors to understand what risks the Company faces and what steps management takes regarding those risks. The Company’s management periodically reports to the board of directors on the major risks facing the Company. Management performs annual enterprise risk assessments and maintains a strategic risk council, which is comprised of the CEO and his staff, and meets at least quarterly. Management reports the results of its enterprise risk assessment to the board of directors and updates the board of directors at least quarterly on efforts to remediate identified risks. The board of directors discusses these risks with management and has the opportunity to ask questions, offer insights and challenge management to continually improve its risk assessment and management. Various committees of the board of directors also contribute to the risk oversight process. In particular, the Audit Committee focuses on financial risk; the Nominating and Governance Committee focuses on board structure, succession planning and corporate governance risk; and the Management Development and Compensation Committee focuses on creating incentives that encourage a level of risk-taking consistent with the Company’s business strategy and overall tolerance for risk.

Committees of the Board of Directors

The board of directors has a standing Audit Committee, a Management Development and Compensation Committee and Nominating and Governance Committee.

Committee Members

Audit Committee	Management Development and Compensation Committee	Nominating and Governance Committee
Garrett E. Pierce (Chair)	Brian R. Bachman (Chair)	C. William Zadel (Chair)
MacDonell Roehm, Jr.	John A. O’Steen	Brian R. Bachman
Barry Waite	C. William Zadel	MacDonell Roehm, Jr.

Audit Committee

The Audit Committee met eight times during fiscal 2010. The board of directors has determined that all Audit Committee members are independent (as defined by the Marketplace Rules of the NASDAQ Global Market and Rule 10A-3(b)(1) under the Exchange Act). In addition, the board of directors has determined that MacDonell Roehm, Jr., Garrett E. Pierce and Barry Waite qualify as “audit committee financial experts” as defined by the SEC. The Audit Committee, among other things, appoints the Company’s independent registered public accountants to serve the following fiscal year, oversees their independence and meets with them to review the scope and results of the audit, considers comments made by the independent registered public accountants with respect to accounting procedures and internal controls and the consideration given thereto by the Company’s management, and reviews internal accounting procedures and controls with the Company’s financial management. The full responsibilities of the Audit Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com. While the officers of the Company are responsible for risk management, the Audit Committee oversees audit and financial risk management. The Audit Committee discharges this responsibility on an ongoing basis by questioning management and the Company’s senior internal audit manager on the Company’s major risk exposures and the steps management has taken to identify, monitor, control and mitigate risks. In fiscal 2010, the Audit Committee reviewed an enterprise risk assessment performed by management and the Company’s internal audit department. Progress towards mitigating the major risks identified in the enterprise risk assessment are reviewed by the Audit Committee quarterly.

Management Development and Compensation Committee

All members of the Management Development and Compensation Committee are independent directors (as defined in the Marketplace Rules of the NASDAQ Global Market). The Management Development and Compensation Committee met ten times during fiscal 2010. The principal duties of the Management Development and Compensation Committee are to establish the Company’s compensation policies, evaluate and approve compensation arrangements for the executive officers and senior managers of the Company (including establishing base salary, performance targets, eligibility, participation and award levels for incentive compensation plans), to administer the Company’s equity compensation plans and to oversee senior management succession and overall management development. The Management Development and Compensation Committee may form, and delegate its authority to, subcommittees, as it deems appropriate. The full responsibilities of the Management Development and Compensation Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com.

While the Company’s Chief Executive Officer does not participate in the determination of compensation policies set by the Management Development and Compensation Committee, the Management Development and Compensation Committee consults with the Chief Executive Officer in determining compensation levels for each executive officer and takes into consideration the Chief Executive Officer’s assessment of the performance of each executive officer against the factors established by the Committee. The Committee did not consult with Mr. Kulicke on his own compensation. Under the terms of his offer letter, the Management Development and Compensation Committee will determine performance targets for Mr. Guilmart’s annual incentive cash bonus after consultation with him.

In fiscal 2010, the Management Development and Compensation Committee engaged Radford, an AON Consulting company, for advice in determining the compensation data from a peer group of companies that are in the same or similar industries as the Company, are similar to the Company in size, and that the Management Development and Compensation Committee has concluded are likely competitors with the Company for executives. The Management Development and Compensation Committee retains Radford directly for compensation issues, and Radford delivers its work product directly to the Management Development and Compensation Committee. In fiscal 2010, Radford received $72,902 for survey data and compensation consulting services. The Company also uses AON Consulting for risk management and insurance brokerage services, and AON was paid $128,644 for those services in fiscal 2010. The Committee reviewed the engagements of an AON company for risk management, insurance and pension matters, which were recommended by the Company’s management, and approved them after concluding that these engagements do not compromise Radford’s independence. See “Compensation Discussion and Analysis” beginning on page 11.

In fiscal 2010, the Management Development and Compensation Committee reviewed an enterprise risk assessment performed by management and the Company’s internal audit department. The Management Development and Compensation Committee also performed a compensation risk analysis, informed in part by the enterprise risk assessment performed by management. In setting executive compensation, the Management Development and Compensation Committee analyzes whether compensation is mitigating or exacerbating risks facing the Company.

Nominating and Governance Committee

During fiscal 2010, the Nominating and Governance Committee was comprised of Messrs. C. William Zadel, Chairman, Brian R. Bachman and MacDonell Roehm, Jr. The board of directors has determined that each member of the Nominating and Governance Committee is independent (as defined by the Marketplace Rules of the NASDAQ Global Market). The Nominating and Governance Committee met five times during fiscal 2010. The Nominating and Governance Committee is responsible for (i) establishing criteria for selecting new directors, (ii) identifying, screening and recruiting new directors, (iii) recommending nominees for director to the board and (iv) recommending to the board of directors a set of corporate governance policies for the Company.

Nominations for election as directors are determined by the board of directors after recommendation by the Nominating and Governance Committee. The Nominating and Governance Committee considers candidates for board membership suggested by its members, other board members, management and shareholders. Candidates who have been suggested by shareholders are evaluated in the same manner as other candidates. In addition to suggesting a candidate to the Nominating and Governance Committee, a shareholder may formally nominate a candidate for director by following the procedures for submission of proposals set forth in the section of this proxy statement entitled “Shareholder Proposals.” Board candidates are considered based upon their business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the shareholders as well as their personal character, integrity, foresight and judgment. While the Company does not have a formal diversity policy, the Nominating and Governance Committee considers the diversity of a prospective directors’ skills, specialized expertise, quality of education, global business experience and acumen. The full responsibilities of the Nominating and Governance Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com. The Corporate Governance Guidelines of the Company are also posted on the Company’s website at www.kns.com.

Code of Ethics

The board of directors has adopted a Code of Ethics applicable to the Company’s senior financial officers, including the Company’s chief executive officer, chief financial officer, principal accounting officer or controller, and persons performing similar functions. The Company’s Code of Ethics for Senior Officers is available on the Company’s website at www.kns.com. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or a waiver of, a provision of its code of ethics by posting such information on its website at www.kns.com.

Shareholder Communications with Directors

The board of directors has implemented a process whereby shareholders may send communications directly to the board’s attention. Any shareholder desiring to communicate with the board of directors, or one or more specific members thereof, should communicate in writing addressed in care of the Secretary of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034. The Secretary of the Company has been instructed by the board of directors to promptly forward all such communications to each director.

Management Development and Compensation Committee Interlocks and Insider Participation

No member of the Management Development and Compensation Committee (i) was, during fiscal 2010, or had previously been, an officer or employee of the Company or its subsidiaries nor (ii) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company, in each case that would require disclosure under applicable rules of the SEC. No interlocking relationship existed between any member of the Management Development and Compensation Committee or an executive officer of the Company, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand.

Certain Relationships and Related Transactions

Under its charter, the Audit Committee of the board of directors is responsible for reviewing any proposed related party transaction. The Audit Committee has adopted a policy generally prohibiting related party transactions. The types of transactions covered by the policy include payments for products or services to or indebtedness to or from, related parties, as defined in Rule 404(a) of Regulation S-K under the Exchange Act. The Audit Committee or the board of directors have approved transactions on a case-by-case basis, considering the specific facts and circumstances.

In order to provide for a smooth management transition, on October 7, 2010, the Company entered into a consulting agreement with its retired former Chief Executive Officer pursuant to which Mr. Kulicke has agreed to provide further assistance in transitioning the chief executive officer role to Mr. Guilmart. The consulting agreement was effective on October 11, 2010 and has a three-year term. Under the consulting agreement, Mr. Kulicke will receive $22,916 per month and an additional amount each month equal to the premiums payable by Mr. Kulicke for continued medical, dental and prescription coverage for the three-year term (the Company has the option of paying this amount directly to Mr. Kulicke’s insurers). Mr. Kulicke will also be subject to customary confidentiality, non-competition and non-solicitation provisions. The board of directors approved this agreement.

In connection with the closing of the acquisition of substantially all of the assets of OE Holdings, Inc. (f/k/a Orthodyne Electronics Corporation), the Company’s subsidiary, Kulicke and Soffa Wedge Bonding, Inc. entered into a lease agreement with OE Holdings, Inc. for certain real property owned by OE Holdings, Inc. in Irvine, California. The lease, dated as of October 3, 2008, has a five-year term with a five-year renewal option. Rent was approximately $1,585,000 in fiscal 2010 and increases by 3% per year. Rent during the renewal term, if exercised, will be fair market rent. The Company guarantees the obligations of its subsidiary under the lease. The Audit Committee approved this transaction. Gregg Kelly and Jason Livingston, former officers of the Company and Orthodyne Electronics Corporation, are principal shareholders of OE Holdings, Inc.

Security Ownership of Certain Beneficial Owners

To the knowledge of the Company, the only persons or groups of persons (within the meaning of Section 13(d) of the Exchange Act) that owned beneficially more than 5% of the outstanding common shares of the Company as of December 13, 2010 were as follows:

Name and Address of Beneficial Owner	Amount (Number of Shares) and Nature of Beneficial Ownership	Percent of Class
FMR LLC(1) 82 Devonshire Street Boston, MA 02109	9,115,847	12.8%
Loomis Sayles & Co., L.P.(2) One Financial Center Boston, MA 02111	6,431,347	9.1%
BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	5,150,879	7.3%
(1)	Based on the information provided pursuant to a statement on Schedule 13G/A filed with the SEC on August 10, 2010. The shareholder reported that it has sole dispositive power over all of the shares and sole voting power over 1,100 shares. Fidelity Management & Research Company (82 Devonshire Street, Boston MA 02109), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of all of these shares.
(2)	Based on the information provided pursuant to a statement on Schedule 13G/A filed with the SEC on February 16, 2010. The shareholder reported that it has sole voting power over 5,631,621 shares, shared voting power over 266,922 shares and sole dispositive power over all of the shares. The shareholder disclaims beneficial ownership in the reported shares.
(3)	Based on the information provided pursuant to a statement of Schedule 13G filed with the SEC on January 29, 2010. The shareholder reported that it has sole voting power and sole dispositive power over all of the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than ten percent of the outstanding common shares, whom the Company refers to collectively as the “reporting persons,” to file reports of ownership and changes in ownership with the SEC, and to furnish the Company with copies of these reports.

Based solely on the Company’s review of the copies of these reports received by it and written representations received from certain of the reporting persons with respect to the filing of reports on Forms 3, 4 and 5, the Company believes that all such filings required to be made by the reporting persons for the fiscal year ended October 2, 2010 were made on a timely basis, except that a Form 4 filing for Jason Livingston, a former executive officer of the Company, was inadvertently late by several days. The filing related to the disposition of common stock through OE Holdings, Inc.

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of Company’s board of directors has submitted the following report for inclusion in this Proxy Statement:

Our Management Development and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2010 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Committee:

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
BRIAN R. BACHMAN, CHAIRMAN JOHN A. O’STEEN C. WILLIAM ZADEL

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to monitor the integrity of the financial statements of the Company, review the Company’s internal accounting procedures and controls, oversee the independence, qualification and performance of the Company’s independent registered public accountants, and appoint the independent registered public accountants. The board of directors has determined that each member of the Audit Committee is independent (as defined in the Marketplace Rules of the NASDAQ Global Market and Rule 10A-3(b)(1) under the Exchange Act), has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three-years, and is able to read and understand fundamental financial statements. In addition, the board of directors has determined that three members of the Audit Committee during fiscal 2010, Garrett E. Pierce, MacDonell Roehm, Jr. and Barry Waite qualified as “audit committee financial experts” as defined by the SEC.

During fiscal 2010, the Audit Committee met with the senior members of the Company’s management team and the Company’s independent registered public accounting firm. The Audit Committee also met separately with the Company’s independent registered public accounting firm and separately with the Company’s Chief Financial Officer, Internal Audit Manager and General Counsel. At these meetings, the Audit Committee discussed financial management, accounting, internal controls and legal and compliance matters.

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2011 and reviewed with the Company’s financial management and the independent registered public accounting firm the overall audit scope and plans, the results of internal and external audit examinations, evaluations by the independent registered public accountants of the Company’s internal controls and the quality of the Company’s financial reporting.

The Audit Committee reviewed and discussed the audited financial statements included in the Company’s 2010 Annual Report with the Company’s management including, without limitation, a discussion of the quality and not just the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements, as well as in Management’s Discussion and Analysis of Results of Operations and Financial Condition. In addressing the reasonableness of management’s accounting judgments, members of the Audit Committee asked for and received management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles, and have expressed to both management and independent registered public accountants their general preference for conservative policies when a range of accounting options is available.

In its meeting with representatives of the independent registered public accounting firm, the Audit Committee asked for and received responses to questions that the Audit Committee believes are particularly relevant to its oversight. These questions included (i) whether there were any significant accounting judgments made by management in preparing the financial statements; (ii) whether, based on the auditors’ experience and their knowledge of the Company, the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements; and (iii) whether, based on their experience and their knowledge of the Company, they believe the Company has implemented internal controls and internal audit procedures that are appropriate for the Company.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by AU Section 380, “Communication with Audit Committee,” as adopted by the Public Company Accounting Oversight Board. The Audit Committee also reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable rules of the Public Company Accounting Oversight Board regarding accountants’ communications with audit committees concerning independence and has discussed with the independent registered public accountants their independence, and concluded that the nonaudit services performed by the independent registered public accountants are compatible with maintaining their independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of (i) the Company’s management, which has the primary responsibility for financial statements and reports, and (ii) the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles and perform an audit and express an opinion on the effectiveness of internal control over financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2010, filed with the SEC on December 9, 2010.

AUDIT COMMITTEE
GARRETT E. PIERCE, CHAIRMAN MACDONELL ROEHM, JR. BARRY WAITE

AUDIT AND RELATED FEES

For the fiscal years ended October 2, 2010 and October 3, 2009, PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, billed the approximate fees set forth below:

	2010	2009
Audit Fees	$1,091,500	$1,112,200
Audit-Related Fees	10,000	21,250
Tax Fees	—	—
All Other Fees	145,287	2,400

Audit Fees

The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for the performance of the integrated audit of the Company’s fiscal 2010 consolidated financial statements and internal control over financial reporting as of October 2, 2010, and assistance and review of documents filed with the SEC, including the issuance of consents during fiscal 2010 was $1,091,500. The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for the performance of the integrated audit of the Company’s fiscal 2009 consolidated financial statements and internal control over financial reporting as of October 3, 2009, and assistance and review of documents filed with the SEC, including the issuance of consents during fiscal 2009 was $1,112,200.

Audit-Related Fees

The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for assurance and audit-related services during fiscal 2010 and 2009 were approximately $10,000 and $21,250, respectively. Audit related fees for fiscal 2010 were primarily related to an agreed-upon procedures report. Audit related fees for fiscal 2009 were primarily related to an agreed-upon procedures report and procedures performed in connection with the Company’s response to an SEC comment letter.

All Other Fees

The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for all other services during fiscal 2010 and 2009 were $145,287 and $2,400, respectively. During 2010, such fees were primarily related to services provided to evaluate and benchmark the Company’s financial close process. During fiscal 2009, such fees were primarily related to accounting research software purchased by the Company from PricewaterhouseCoopers LLP.

The Audit Committee has determined that the services provided by PricewaterhouseCoopers LLP as set forth herein are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. The Company will not engage its independent registered public accounting firm to render audit or non-audit services unless, (i) the service and the related fee are specifically approved in advance by the Audit Committee or (ii) the Audit Committee pre-approves specifically described types of services that are expected to be provided to the Company by its independent registered public accounting firm during the fiscal year. Any pre-approval of specified types of services is subject to a maximum dollar amount. No fees were paid to the Company’s independent registered public accounting firm in fiscal 2010 that were not pre-approved in accordance with the Audit Committee’s policies and procedures.

SHAREHOLDER PROPOSALS

Proposals, including any nominations for director, which shareholders desire to have included in the Company’s proxy statement for the annual meeting of shareholders in 2012, pursuant to Exchange Act Regulation 14a-8, must be addressed to the Secretary of the Company and received by the Company on or before September 1, 2011. (At least 120 calendar days before the date the Company’s proxy statement is released to shareholders in connection with the previous year’s annual meeting.)

SEC rules establish a different deadline for submission of shareholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting. The deadline for these proposals for the annual meeting is November 15, 2011 (45 calendar days before the date the Company’s proxy statement is released to shareholders in connection with the previous year’s annual meeting). If a shareholder gives notice of such a proposal after this deadline, the Company’s proxy agents will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the annual meeting.

OTHER MATTERS

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by certain officers and employees of the Company personally or by written communication, telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for their reasonable out-of-pocket and clerical expenses.

Although the Company knows of no items of business which will be presented at the annual meeting other than those described herein, the proxies solicited by the board will confer discretionary authority to the proxy agents with respect to any other matters which may come before the meeting to the extent permitted by the applicable rules of the SEC. In this regard, the Company intends to avail itself, until further notice, of the provisions of Rule 14a-4(c)(1) which grants the proxy agents discretionary authority to vote on any shareholder proposals presented at the meeting of which the Company has not received notice at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for last year’s annual meeting. The Company received no notice of any shareholder proposal by such date (which was November 16, 2010).

As permitted by the Exchange Act, the Company may choose to deliver only one copy of the Notice to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of such documents. Shareholders residing at the same address who currently receive multiple copies of the Notice, may request delivery of only one copy of the Notice by directing a notice to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling the Investor Relations Department at (215) 784-6000. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should also be directed to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling (215) 784-6000.

The Company, upon request, will furnish to record and beneficial holders of its common shares, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for fiscal 2010. Copies of exhibits to the Form 10-K also will be furnished upon request for a payment of a fee of $.50 per page. All requests should be directed to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034.

Electronic copies of the Company’s fiscal 2010 Annual Report, Form 10-K and proxy statement will be available on the Company’s website at:

http://www.kns.com/investors/proxy

The Company is not including the information contained on its website as a part of, or incorporating it by reference into, this proxy statement.

By Order of the Board of Directors SUSAN WATERS Secretary

December 30, 2010

KULICKE & SOFFA INDUSTRIES, INC.
6 SERANGOON NORTH, AVENUE 5
#03-16
SINGAPORE 554910

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M28738-P04469-Z54454 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

KULICKE & SOFFA INDUSTRIES, INC.

The Board of Directors recommends a vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors to serve until the 2015 Annual Meeting	☐	☐	☐

Nominees
01) Mr. Bruno Guilmart
02) Mr. Barry Waite

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 1, 2011.	☐	☐	☐
3. To approve, by non-binding vote, executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

5. Transaction of such other business as may properly come before the annual meeting.

By signing this proxy, authority is given to cumulate votes in the discretion of the Proxies. To specifically cumulate votes for any nominee, set forth the number of votes after each nominee. To withhold discretionary authority for the Proxies to cumulate votes, check here: ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date